THIS AGREEMENT is made the day of 2016

BETWEEN

1.
SEAMUS DESMOND AND DENIS O’CALLAGHAN T/A THE DOC PARTNERSHIP ACTING BY THEIR RECEIVER AND ATTORNEY AENGUS BURNS of Grant Thornton, Ground Floor, Merchants Square, Merchants Road, Galway (the “Landlord”);

2.	ZENIMAX ONLINE IRELAND LIMITED a limited liability company having its registered office at Sixth Floor, South Bank House, Barrow Street, Dublin 4, D04 TR29 (the “Tenant”); and

3.	ZELTIQ IRELAND UNLIMITED COMPANY a private unlimited company having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, D02 CK83 (the “Assignee”);
(Collectively referred to as, the “Parties”)

BACKGROUND:-

A.        By a lease dated 22 June 2012 and made between (1) the Landlord, (2) the Tenant and (3) Zenimax Online Studios LLC (the “Lease”) the premises more particularly described in Schedule 1 to this Deed (the “Premises”) were demised to the Tenant for the term of 10 years from 22 June 2012 (the “Term”) subject to the initial yearly rent of €239,400.00 (the "Rent") reserved by the Lease and to the lessee’s covenants and conditions contained in the Lease.
B.    The Parties have agreed that strictly subject to the terms     hereinafter appearing the Tenant     shall assign its interest in the Lease to the Assignee and the Landlord shall consent to: (i) such     assignment, (ii) a change of use of the Premises, (iii) certain fit-out works required to be     carried out to the Premises by the Assignee and (iv) a variation of the terms of the Lease, and     agreement of the Reviewed Rent (as defined in the Lease), in accordance with the     terms hereof (the “Transaction”).

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	Save insofar as the same conflict with the definitions contained below or except as otherwise provided or the context otherwise requires the definitions contained in the Lease will have effect herein.

1.2	In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

(a)
“Completion Date” means 3 Working days after the date upon which the Assignee procures and furnishes a copy of same to the other parties with confirmation that the grant is acceptable to the Assignee (acting reasonably) a final grant of planning permission on terms and conditions acceptable to the Assignee (acting reasonably) in respect of the change of use of the Premises from office use to light industrial and manufacturing use (the “Planning Permission”).

(b)	“Deed of Assignment” means the deed of assignment of the Tenant's interest in the Lease between (1) the Tenant and (2) the Assignee in the form appended at Schedule 2 hereto;

(c)	“Deed of Variation” means the deed of variation of the Lease between (1) the Landlord, (2) the Assignee and (3) Zeltiq Aesthetics Inc. in the form appended at Schedule 3 hereto;

(d)	“Fit-out Works” means the works more particularly described and identified in the Licence for Works;

(e)	“Licence to Assign and for Change of Use” means the licence to assign and for change of use between (1) the Landlord, (2) the Tenant and (3) the Assignee in the form appended at Schedule 5 hereto;

(f)	“Licence for Works” means the licence for the Assignee to carry out the fit-out works between (1) the Landlord and (2) the Assignee in the form appended at Schedule 4 hereto;

(g)	“Longstop Date” means 15 September 2016 or such later date as may be agreed in writing between the Tenant and the Assignee;

(h)
“Memorandum of Rent Review” means the rent review memorandum increasing the Rent payable pursuant to the Lease to €287,280 plus VAT per annum from 22 June 2017 in the form appended at Schedule 6 hereto;

(i)	“Working Day” means any day (other than a Saturday or a Sunday and the day before Christmas Day) on which banks in Ireland are open for business.

2.	CONDITIONS TO COMPLETION
2.1 The Parties agree that the Assignee will use all reasonable endeavours to procure the Planning Permission on or prior to the Longstop Date. In circumstances where the Planning Permission is not procured and a copy of same furnished to the other parties with confirmation that the grant is acceptable to the Assignee on or prior to the Longstop Date, each of the Parties are entitled to terminate this Agreement upon written notice to the other parties whereupon this Agreement shall be at an end and the Transaction Documents shall not be delivered and shall not be relied upon by the Parties. In circumstances where the Assignee procures the Planning Permission on or prior to the Longstop Date, the Assignee will notify the Landlord and the Tenant immediately (furnishing a copy of the Planning Permission to the other parties with confirmation that the grant is acceptable to the Assignee) whereupon the Transaction Documents (as defined below) shall be delivered in accordance with clause 4.2 below.

For the avoidance of doubt and notwithstanding the contents of this Agreement, in the event that the Assignment has not completed prior to 18 September 2016 the Tenant reserves the right to exercise the Break Option under the Lease.

3.	TENANT TO OBSERVE LEASE UP TO COMPLETION DATE
For the avoidance of all doubt, the Tenant shall continue to be liable to observe and perform all covenants and conditions of the Lease up to the Completion Date and shall provide the Landlord and the Assignee with evidence on the Completion Date that all outgoings payable under the Lease have been paid up to the Completion Date or such outgoings shall be apportioned fairly as between the Tenant and the Assignee on the Completion Date.

4.	COMPLETION OF ASSIGNMENT

4.1	Execution of Assignment
The following documents will contemporaneously with the execution of this Agreement be executed by the parties specified below:

(a)	the Deed of Assignment (in duplicate) to be executed by the Tenant and the Assignee;

(b)	the Deed of Variation of the Lease (in triplicate) to be executed by the Landlord and the Assignee;

(c)	the Licence for Works (in duplicate) to be executed by the Landlord and the Assignee; and

(d)	the Licence to Assign and for Change of Use (in triplicate) to be executed by the Landlord, the Tenant and the Assignee;

(e)	the Rent Review Memorandum (in duplicate) to be executed by the Landlord and the Assignee;
(Collectively referred to as, the “Transaction Documents”)

to be held in escrow by the Assignee’s solicitors pending completion of the Transaction in accordance with the terms of this Agreement.

4.2	Completion Date

(a)	The Tenant and the Landlord hereby confirm that the Assignee shall be entitled to insert the date into the Transaction Documents on the Completion Date.

(b)	Strictly subject to the provisions of Clause 2 of this Agreement:

(i)	within2 (two) Working Days of the Completion Date, the Assignee shall deliver one part of the fully executed Transaction Documents to the Tenant and the Landlord; and

(ii)
on or prior to the Completion Date, the Tenant shall hand over to the Assignee the original of the Lease (together with evidence that the Lease is free from any charges or encumbrances), a Family Law Declaration duly sworn in respect of the assignment to the Assignee and such further documentation as per the agreed completion list.

4.3
    Agreement not an assignment

This Agreement shall not operate as an assignment of the Lease of the Premises until the Transaction has completed on the Completion Date in accordance with the provisions of this Agreement.

5.	CONSEQUENCES OF TERMINATION
In the event of a termination of this Agreement in accordance with Clause 2 hereof then all rights and obligations of the Parties under this Agreement shall be extinguished absolutely but for the avoidance of all doubt the Lease shall continue in full force and effect and the Tenant shall continue to fully comply with the covenants and conditions on the Tenant's part contained therein. The Tenant covenants to indemnify and keep the Landlord and the Assignee indemnified from and against all actions, proceedings, claim, demands, losses, costs, expenses, damages and liability arising out of any breach by the Tenant of the covenants and conditions of the Lease up to the Completion Date.

6.	DISPUTES
Any dispute which may arise between the Parties in respect of the Completion Date shall be referred, upon the application of any of the Parties to an Independent Architect or the Independent Surveyor as appropriate and whose decision shall be final and binding. The costs of such a referral shall be borne by the Parties in such shares and in such manner as the Independent Architect / Independent Surveyor shall deem appropriate.

7.	NOTICES
All notices requests demands approvals consents and other communications hereunder shall be in writing and shall be duly and validly given if delivered by prepaid registered or recorded delivery mail to a Party at its address set forth above or at such other address as such Party may specify from time to time by written notice to the other Parties and shall be deemed to have been received on the third Working Day next following the day of posting.

8.	GOVERNING LAWS
This Agreement shall in all respects be governed by and interpreted in accordance with the laws of Ireland.

9.	COUNTERPARTS
This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

IN WITNESS whereof the Parties have set their hands and caused their common seals to be hereunto affixed the day and year first before written.
SCHEDULE 1
(the Premises)
ALL THAT AND THOSE the premises forming part of Galway West Business and Retail Park, Rahoon, Galway, Co. Galway and HELD under the Lease for the residue unexpired of the term of 10 years from 22 June 2016 and subject to the yearly rent thereby reserved and subject to the covenants and the conditions therein contained.

SCHEDULE 2
(the Deed of Assignment)
SCHEDULE 3
(the Deed of Variation)

SCHEDULE 4
(the Licence for Works)

SCHEDULE 5
(the Licence to Assign and for Change of Use)

SCHEDULE 6
(Rent Review Memorandum)

SIGNED as a DEED and Delivered by the Landlord acting by the Receiver In the presence of:-	______________________________ Authorised Signatory ______________________________ Name ______________________________ Title

PRESENT when the Common Seal of ZENIMAX ONLINE IRELAND LIMITED was affixed hereto and this deed was delivered:	______________________________ Director ______________________________ Director/Secretary

PRESENT when the Common Seal of ZELTIQ IRELAND UNLIMITED COMPANY was affixed hereto and this deed was delivered:	______________________________ Director ______________________________ Director/Secretary

ASSIGNMENT dated              2016.

BETWEEN:

4.	ZENIMAX ONLINE IRELAND LIMITED a limited liability company having its registered office at Sixth Floor, South Bank House, Barrow Street, Dublin 4, D04 TR29 (the “Vendor”) of the one part; and

5.	ZELTIQ IRELAND UNLIMITED COMPANY a private unlimited company having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, D02 CK83 (the “Purchaser”) of the other part.
BACKGROUND:

A.        By a lease dated 22 June 2012 and made between (1) Seamus Desmond and Denis O’Callaghan t/a The DOC Partnership (acting by their Receiver and Attorney Aengus Burns) (the “Landlord”), (2) the Vendor and (3) Zenimax Online Studios LLC (as varied by a Deed of Variation of Lease of even date between (1) the Landlord, (2) the Purchaser and (3) Zeltiq Aesthetics Inc.) (the “Lease”) the premises more particularly described in the Schedule to this Deed (the “Premises”) were demised to the Vendor for the term of 10 years from 22 June 2012 (the “Term”) subject to the initial yearly rent of €239,400.00 (the "Rent") reserved by the Lease and to the lessee’s covenants and conditions contained in the Lease.
B.         The Vendor has agreed with the Purchaser for the sale to the Purchaser of the Premises for the unexpired residue of the Term subject to the Rent and the lessee’s covenants and conditions contained in the Lease but otherwise free from encumbrances at the price or sum of €10.00 (ten euro).

OPERATIVE PROVISIONS

In pursuance of the said agreement and in consideration of the payment of the sum of €10.00 (ten euro) now paid by the Purchaser to the Vendor (the receipt of which the Vendor hereby acknowledges):

6.
The Vendor as beneficial owner ASSIGNS the Premises to the Purchaser for all the residue now unexpired of the Term subject to the Rent and the lessee's covenants and the conditions contained in the Lease.

7.
The Purchaser hereby covenants with the Vendor that it, the Purchaser, its successors or permitted assigns will henceforth during the continuance of the term granted by the Lease pay the rent reserved by the Lease and perform and observe the covenants on the part of the lessee and the conditions contained in the Lease and will at all times keep the Vendor its successors and assigns effectually indemnified against all actions and proceedings costs damages expenses claims and demands whatsoever by reason or on account of the non-payment of the rent or any part thereof or the breach non-performance or non-observance of the said covenants and conditions or any of them.

This Assignment may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

IN WITNESS whereof the parties hereto have caused their Common Seals to be affixed the day and year first herein WRITTEN.

SCHEDULE

(the Premises)

ALL THAT AND THOSE the premises forming part of Galway West Business and Retail Park, Rahoon, Galway, Co. Galway and HELD under the Lease for the residue unexpired of the term of 10 years from 22 June 2012 and subject to the yearly rent thereby reserved and subject to the covenants and the conditions therein contained.

PRESENT when the Common Seal of ZENIMAX ONLINE IRELAND LIMITED was affixed hereto and this deed was delivered:	______________________________ Director ______________________________ Director/Secretary

PRESENT when the Common Seal of ZELTIQ IRELAND UNLIMITED COMPANY was affixed hereto and this deed was delivered:	______________________________ Director ______________________________ Director/Secretary

Date
                                                                     2016

Parties

1.
    SEAMUS DESMOND AND DENIS O’CALLAGHAN T/A THE DOC PARTNERSHIP ACTING BY THEIR RECEIVER AND ATTORNEY AENGUS BURNS (Landlord)
2.
    ZELTIQ IRELAND UNLIMITED COMPANY (Tenant)
3.
    ZELTIQ AESTHETICS INC (Guarantor)

DEED OF VARIATION OF LEASE
Premises: A premises forming part of Galway West Business and Retail Park, Rahoon, Galway, Co. Galway known as the ZeniMax Building

THIS DEED of VARIATION made the day of             2016
BETWEEN

(1)
SEAMUS DESMOND AND DENIS O’CALLAGHAN T/A THE DOC PARTNERSHIP ACTING BY THEIR RECEIVER AND ATTORNEY AENGUS BURNS (the “Receiver”) of Grant Thornton Ground Floor, Merchants Square, Merchants Road, Galway (the “Landlord” which expression shall where the context so admits or allows include the person or persons for the time being entitled to the immediate reversion on the Lease) of the first part;

(2)
ZELTIQ IRELAND UNLIMITED COMPANY having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, D02 CK83 (the “Tenant” which expression shall where the context so admits or requires include its successors and assigns) of the second part; and

(3)
ZELTIQ AESTHETICS INC having its registered office at 4698 Willow Road, Suite 100, Pleasanton, CA 94588-2710 (the “Guarantor” which expression shall where the context so admits or requires include its successors and assigns) of the third part.

WHEREAS:

(A)
By Deed of Mortgage dated 12 July 2006, Denis O’Callaghan and Seamus Desmond mortgaged their interest in the Premises as hereinafter defined to Anglo Irish Bank Corporation, which said mortgage is now vested in Launceston Property Finance Limited.

(B)	By Deed of Appointment of Receiver dated 28 May 2015, the Receiver was appointed by Launceston Property Finance Limited to be receiver and manager of inter alia the Premises as hereinafter defined.

(C)
By a Lease dated 22 June 2012 between the (1) Landlord, (2) ZeniMax Online Ireland Limited (the “Original Tenant”) and (3) ZeniMax Online Studios LLC (the “Original Guarantor”) ALL THAT AND THOSE the premises described in Part 2 of the First Schedule of the Lease (the “Premises”) was demised to the Assignor for the term of 10 years from 22 June 2012 subject to the yearly rents thereby reserved and the covenants on the part of the Lessee and conditions therein contained.

(D)
The Lease provides at clause 8 that the Tenant can terminate the Lease on the fifth anniversary of the Term Commencement Date (therein and hereinafter called the Option Date) by service of at least 12 months prior notice on the Landlord.

(E)	The interest of the Original Tenant is now vested in the Tenant pursuant to a Deed of Assignment of even date between (1) the Original Tenant and (2) the Tenant.

(F)	The Landlord and the Tenant have agreed to vary and confirm the terms of the Lease in the manner set out in this Deed.
NOW THIS DEED WITNESSES that in consideration of the agreements hereinafter contained it is agreed as follows:-

1.	INTERPRETATION

1.1	This Deed is supplemental to the Lease save where expressly varied the definitions and interpretation provisions contained in the Lease shall apply to this Deed.

1.2	The clause headings in this Deed shall not be taken into account for the purposes of its construction or interpretation.

2.	VARIATION
In consideration of the Demised Premises and the covenants and conditions contained in the Lease and the agreements contained in this Deed, the Landlord and the Tenant hereby agree that the provisions of the Lease shall be varied as follows:

2.1	With effect from the date hereof, Clause 8 of the Lease is hereby deleted.

2.2	With effect from the date hereof, the Original Guarantor is released from all obligations under the Lease.

2.3
In accordance with the Clause 6 of the Lease entitled "Guarantor's Covenants”, the Guarantor agrees to be bound by the provisions of Clause 6 of the Lease with effect from the date hereof. The Guarantor becomes and is the Guarantor under the Lease and covenants and undertakes with the Landlord to undertake the liabilities, assume the functions, exercise the powers, abide by the covenants and conditions of the Lease and perform the obligations of the Guarantor under the Lease as set out below:-

2.3.1	Covenant and Indemnity
That the Lessee or the Guarantor shall at all times during the Term (including any continuation or renewal of this Lease) duly substantially perform and observe all covenants on the part of the Lessee contained in this Lease, including the payment of the rents and all other sums payable under this Lease in the manner and at the times herein specified and all sums which may be due to the Landlord for mesne rates or as payment for the use and occupation of the Demised Premises and the Guarantor hereby indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly out of any defaul.t by the Lessee in the substantial performance and observance of its material obligations or the payment of any rent and other sums arising before or after the expiration or termination of this Lease.

2.3.2	Joint and Several Liability
That the Guarantor is jointly and severally liable with the Lessee (whether before or after any disclaimer by a liquidator, examiner or the Official Assignee) for the fulfilment of all the obligations of the Lessee under this Lease and agrees that the Landlord, in the enforcement of its rights hereunder may proceed against the Guarantor as if the Guarantor was named as the Lessee in this Lease, save that the Landlord must proceed against the Lessee in the first instance prior to proceeding against the Lessee in the first instance prior to proceeding against the Guarantor.

2.3.3	Postponement of Claims
That the Guarantor will not claim in any liquidation, bankruptcy, composition or arrangement of the Lessee in competition with the Landlord and will remit to the Landlord the proceeds of all judgements and all distributions it may receive from any liquidator or Official Assignee of the Lessee and will hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Lessee whilst any liabilities of the Lessee or the Guarantor to the Landlord remain outstanding.

2.3.4	Postponement of Participation
That the Guarantor is not entitled to participate in any security held by the Landlord in respect of the Lessee's obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Lessee or the Guarantor to the Landlord under this Lease have been performed or discharged.

2.3.5	Release
That none of the following, or any combination thereof, releases, determines, discharges or in any way lessens or affects the liability of the Guarantor as principal debtor under this Lease or otherwise prejudices or affects the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

(a)
Any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any part of the rents or the other amounts required to be paid by the Lessee or in enforcing the performance or observance of any of the obligations of the Lessee under this Lease;

(b)
Any refusal by the Landlord to accept rent tendered by or on behalf of the Lessee at a time when the Landlord is entitled (or would after the service of a notice under Section 14 of the 1881 Act have been entitled) to re-enter the Demised Premises;

(c)	Any extension of time given by the Landlord to the Lessee;

(d)	Any variation of the terms under this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord's reversion;

2.3.6	Disclaimer or Forfeiture
That:

(a)	If

(i)	A liquidator, examiner or Official Assignee shall disclaim repudiate or surrender this Lease;

(ii)	This Lease shall be forfeited;

(iii)	This Lessee shall repudiate this Lease; or

(iv)	The Lessee shall cease to exist.
THEN the Guarantor, shall if the Landlord by notice in writing given the Guarantor within three months after such disclaimer or other event so requires, accepts from and execute and deliver to the Landlord a new Lease of the Demised Premises subject to and with the benefit of this Lease (if the same shall still be deemed to be extant at such time) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants and provisions (other than this clause) as are contained in the Lease;

2.3.7	Benefits of Guarantee
That this guarantee ensures for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment thereof.

2.3.8	Jurisdiction

(a)
The Guarantor irrevocably agrees that the Courts of Ireland are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings (referred to in this clause as to the “Proceedings”) arising out of or in connection with this Deed may be brought in such Courts;

(b)
The Guarantor hereby designates, appoints and empowers the Lessee (or such other address in Ireland as the Guarantor may notify to the Landlord) to accept service of process in such jurisdiction in any Proceedings and the Guarantor agrees that failure to give notice of such service of process to the Guarantor shall not impair or affect the validity of such service or any judgement based on it.

(c)
The Guarantor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the Courts of Ireland and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a final and un-appealable judgement in any such Proceedings brought in such Courts shall be conclusive and binding upon it.

(d)
Nothing contained in this clause shall limit the right of the Landlord to take action against the Guarantor in any court of competent jurisdiction nor shall the taking of Proceedings by the Landlord against a party in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

2.3.9	Registration of Company
That the Guarantor will comply with all statutory requirements necessary to ensure that the Guarantor remains on the register of companies in the jurisdiction in which the Guarantor is incorporated.

2.4
The Landlord and the Tenant have entered into a licence for works to carry our extensive refurbishment to the Premises, in accordance with the plans and specifications defined therein (the “Works”). Notwithstanding the covenants and obligations contained at Clause 4.10 of the Lease entitled "Yield Up", the Tenant shall not be obliged at the expiry of the Term of the Lease, howsoever determined, to remove any additions, alternations and improvements made to the Premises as permitted and authorised by the Landlord in accordance with the Works.

3.	AGREEMENT

3.1	The Landlord and the Tenant and the Guarantor hereby agree that:

3.1.1	This Deed is intended to be supplemental to and read in conjunction with the Lease; and

3.1.2
save as hereby modified the Lease shall continue in full force and effect and shall be deemed always to have been operated and shall henceforth operate as though the variations made in this Deed were incorporated in the Lease.

4.	CONFIRMATION

4.1	Subject to the variations contained in this Deed, the Landlord and Tenant and Guarantor hereby confirm and ratify the Lease.

5.	GOVERNING LAW

5.1	This Deed shall in all respects (including the formation thereof and performance thereunder) be governed by and construed in accordance with the laws of the Republic of Ireland.

6.	COUNTERPARTS

7.	This Deed may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Deed.
IN WITNESS whereof the Landlord, the Tenant and the Guarantor have executed this instrument as a DEED and this DEED was hereby delivered on the day and year first above WRITTEN.

SIGNED as a DEED and Delivered by the Landlord acting by the Receiver In the presence of:-	______________________________ Authorised Signatory ______________________________ Name ______________________________ Title

PRESENT when the COMMON SEAL of
THE TENANT was
Affixed to this DEED and the DEED was
DELIVERED
______________________
Director

______________________
Director/Secretary

By:
Name: Mark J. Foley
Title: President and Chief Executive Officer

By:
Name: Kevin C. O’Boyle
Title: Chairman of the Audit Committee of the Board of Directors

DATEDTHE    l.'l.. DAYOF    J\..V\L     2012

(1) SEAMUS DESMOND AND DENIS O'CALLAGHAN t/a THE DOC PARTNERSHIP

(2)     ZENIMAX ONLINE ffiELAND LIMITED

. '
(3)     ZENIMAX ONLINE STUDIOS LLC

LEASE
FOR A TERM OF 10 YEARS FROM THElJ.. DAY OF J{) ('J [    2012
RELATING TO

A PREMISES FORMING PART OF GALWAYWEST BUSINESS AND RETAILPARK, RAHOON, GALWAY, CO GALWAY

O'FLYNN EXHAMS SOLICITORS
58 SOUTH MALL CORK

CONTENTS

1     Definitions     4
2     Recitals     10
3     Demise, Habendum and Reddendum     10
4     Lessee's covenants     12
4.1     To pay to the Landlord     12
4.2     Pay Outgoings     12
4.3     Pay for Services and Utilities     13
4.4     Comply with Enactments     14
4.5     Repair and Maintain     14
4.6     Paint     16
4.7     Storage     16
4.8     No Temporary Accommodation     16
4.9     Conveyancing Act Notices     16
4.10     Yield Up     17
4.11     Permit Entry and Works     17
4.12     No Alterations     19
4.13     Alterations and Insurance     23
4.14     Third Party Liability and Insurances     23
4.15     Not to Invalidate Insurance     23

4.16     User     24
4.17     Authorised signed     26
4.18     No Liability     26
4.19     Planning Acts     27
4.20     Environmental Laws and Obstruction of Conduits     28
4.21     Nuisance     28
4.22     Alienation     29
4.23     Make Good Loss and To Pay Landlord's Costs and Expenses     36
4.24     Indemnity     37

4.25     Not to Impede Services     37
4.26     Vehicular Traffic and Car Parking     37
4.27     Stamp Duty     38
4.28     Value Added Tax     39
4.29     Registration of Company     40
4.30     Observance of Lessee Covenant in the Superior Lease     40
5     Landlord's Covenants     40
5.1     Quiet Enjoyment     40
5.2     VAT     41
5.3     Insurance of Demised Premises     42
5.4     Reinstatement of Demised Premises     42
5.5     Superior Lease Covenants     43
5.6     Retained Parts of Folio 6404L     44
6     Guarantors Covenants     46
6.1     Covenant and Indemnity     46
6.2     Joint and Several Liability     46

6.3     Postponement of Claims     47
6.4     Postponement of Participation     47
6.5     Release     47
6.6     Disclaimer or Forfeiture     48

6.7     Benefit of Guarantee    48
6.8    Jurisdiction    49
6.9    Registration of Company    49
7    Superior Landlord's Restrictive Covenant    50
8     Option to Surrender    50
9    Agreements and Declarations    52
9.!     The 1860 Act    52
9.2    Suspensions of Basic Rent, Insurance Charge and Insurance Contribution
53
9.3    No Warranty    53
9.4    No Waiver    54
9.5    Rights Granted    54
9.6    Forfeiture    54

9.7    Cost of Superior Landlord's Consent    55
9.8    Withholding of Superior Landlord's Consent    55
10    Applicable Law    56
11    Notices    56
12    Construction    57
13     Assent    57

First Schedule    58
Part 1 - the Estate    58
Part 2 -the Demised Premises    58

Second Schedule    59
Rights Granted to the Lessee    59

Third Schedule    61
Exceptions and Reservations    61

Fourth Schedule    65
Provisions as to Rent Review    65

Fifth Schedule    70
Superior Landlord's Restrictive Covenant    70

Sixth Schedule    73
Initial amounts payable by Lessee    73

THIS INDENTURE is made the    ;2:1.    day of     2012

BETWEEN:-

(1) SEAMUS DESMOND AND DENIS O'CALLAGHAN t/a THE DOC PARTNERSHIP c/o 58 South Mall, Cork (hereinafter called "the Landlord"
· which expression shall where the context so admits or requires include its successors and assigns) of the First Part; and

(2) ZENIMAX ONLINE IRELAND LIMITED having its registered office at 6th Floor, South Bank House, Barrow Street, Dublin 4 (hereinafter called "the Lessee" which expression shall where the context so admits or requires include its permitted successors and permitted assigns) of the Second Part.

(3)    ZENIMAX ONLINE STUDIOS LLC having its registered office at 200

International Circle, 2"d Floor, Hunt Valley, MD 21030, USA (hereinafter called "the Guarantor" which expression shall where the context so admits or requires include its permitted successors and permitted assigns) of the Third Part.

WITNESSES as follows:

1.    DEFINITIONS

1.1	All expression and definitions contained in the Superior Lease shall have the same meaning in this Lease save those definitions as set out in clause 1.2 below.

1.2	In this Lease unless the context otherwise reqmres the following expressions have the meaning assigned to them respectively that is to say:

1.2.1	"Adjoining Property" means any land and buildings adjoining or neighbouring the Demised Premises;

1.2.2	"Agreement for Lease" means the agreement for lease executed by the Landlord, the Lessee and the Guarantor in respect of the Demised Premises;

1.2.3	"Basic Rent" means the sum of €239,400.00per annum or such other rent as shall be payable in consequence of review pursuant to the provisions of the Fourth Schedule hereto;

1.2.4	"Building" means the building of which the Demised Property forms part;

1.2.5
"Capital Goods Adjustment" means a liability to pay or repay to the Revenue Commissioners any amount equal to the VAT or a proportion of the VAT reclaimed or deducted under Chapter I and/or Chapter 2 of Part 8 of the VATCA 2010 in respect of the acquisition and/or development of the Demised Premises and/or in respect of any capital good which from time to time comprises or forms part of the Demised Premises and where the context so requires the denial or loss of the right of the Landlord to a deduction which would otherwise apply under Chapter I of Part 8 of the VATCA 2010;

1.2.6	"Gale Days" shall mean 1 January, 1 April, I July and 1 October in each year of the Term;

1.2.7     "Demised Premises" means the premises described at Part 2 of the

First Schedule to this Lease;

1.2.8
"Demised Premises Insurance Rent" means the entire of the sums which the Landlord shall from time to time pay by way of premiums for insuring the Demised Premises including two (2) years loss of rent against loss or damage by or from the Insured Risks and the cost to the Landlord of periodically valuing the Demised Premises for insurance purposes provided that such valuation shall not occur more frequently than once in any twelve (12) month period;

1.2.9	"Guarantor" means the party or parties named as "Guarantor" at the commencement of this Lease and in the case of an individual, includes his personal representatives;

1.2.10 "Insured Risks" means Loss or Damage to the Estate Retained Parts, the Industrial Park Retained Parts or any other Park or Lettable Premises or the Demised Premises, as the case may be, by fire, explosion, lightning, storm,tempest, flood, landslip, heave, subsidence, bursting or overflowing of water tanks apparatus or pipes, impact, aircraft or other aerial devices or articles dropped or falling therefrom, riots, civil commotion, malicious damage, all risks of physical damage, debris removal, sprinkler leakage, theft damage, public liability, employer's liability, property owner's liability, three years' loss of the Basic Rent reserved by this Lease and such other risks as the Landlord, in the Landlord's reasonable discretion shall from time to time consider necessary (but not including Loss or Damage to plate glass or other glass) subject only in the case of all such Insured Risks to the availability from time to time of insurance cover against such risks at reasonable cost and to the extent that and subject to such conditions as insurance cover against such risks is generally available together with all VAT in respect of the above matters;

1.2.11 "Landlord" means and includes the beneficial owner of the reversion immediately expectant on determination of this lease and shall include its successors and assigns;

1.2.12 "Lessee's Proportion means 73.04%;

1.2.13 "Media" means all sewers, drains, soakaways, pipes, gullies, gutters, ducts, mains, watercourses, channels, subways, wires, cables, shafts, flues and other transmission or conducting media and installations

(including all fixings, covers, cowls, louvres, and other ancillary apparatus) of whatsoever nature or kind or any of them;

1.2.14 "Permitted Business" means the use of the Demised Premises as a

24-7-365 contact centre with ancillary services to include a staff cafeteria, which use and business is to be operated 24 hours a day, 7 days a week and 365 days a year during the Term ;

1.2.15 "Planning Acts" means the Planning & Development Acts 2000 -

2006 and any statutory modification or re-enactment thereof;

1.2.16 "Rent Commencement Date" means, subject to clause 4.2.2 of the

Agreement for Lease,l st January 2013

1.2.17 "Review Date" means the 1" day of the sixth (6th) year of the Term;

1.2.18 "Section 97(l)(d) Termination" means the termination of the Landlord's option to tax under Section 97(1)(d) (iii), (iv) and (v) save in the case of Section 97(1)(d)(iv) where termination occurs as a result of the Landlord becoming an occupier of the Premises;

1.2.19 "Services" means water, soil, steam, air, gas, electricity; radio, television, telegraphic, telephonic and other communications, and other services of whatsoever nature;

1.2.20 "Superior Landlord" means and includes the beneficial owner of the Estate and shall where the context so admits or allows includes its successors and assigns and the expression "Superior Landlord" shall also include the beneficial owner(s) from time to time of the Estate Common Areas and any other common areas forming part of a Park and designated by the Superior Landlord for such purposes;

1.2.21 "Superior Landlord's Restrictive Covenant" means the terms of the restrictive covenant as detailed and specified in the Fifth Schedule hereto;

1.2.22 "Superior Lease" means a lease datedl2July, 2006 made between the Galway Farm Produce Company Limited (1), Rumbold Builders (2), Galwaywest No. 1 Management Limited and (3), Seamus Desmond and Denis O'Callaghan trading as The DOC Partnership;

1.2.23 "Term" means the term often (10) years from the Term Commencement

Date;

1.2.24 "Term Commencement Date" means the date which is seven (7) days after the Practical Completion Date OR 1 January 2013, whichever date is the earlier.

1.2.25 "VAT" means Value Added Tax chargeable pursuant to the VAT Act.

1.2.26 "VAT Act"means the Value Added Tax Consolidation Act 2010, as amended, and any enactment for the time being extending amending repealing replacing or continuing the same.

1.3	Words importing the one gender include all other genders and words importing the singular include the plural and vice versa.

1.4
Where the Landlord, the Lessee and/or the Guarantor for the time being are two (2) or more persons obligations expressed or implied to be made by or with any such parties are deemed to be made by or with such persons jointly and severally.

1.5
Any reference to a statute or statutes (whether expressly referred to or not) or to any sections, sub-sections therein shall include any amendments or re-enactments thereof for the time being in force and all statutory instruments, orders, notices, regulations, consents and directions for the time being made, issued or given thereunder or deriving validity therefrom and includes any regulations or directives adopted or decisions made by any competent authorities of the European Communities.

1.6	Each covenant by the Landlord and the Lessee not to do any act or thing shall be deemed to include a covenant not to permit or suffer that act or thing to be done.

I.7 References to "consent" of the Landlord, the Superior Landlord, Management Company (1), Management Company (2) or Management Company (3) or to any other management company nominated and appointed by the Superior Landlord for such purposes, as the case may be, or words to similar effect mean a consent in writing signed by or on behalf of the Landlord, the Superior Landlord, Management Company (1), Management Company (2) or Management Company (3) or any other management company nominated and appointed by the Superior Landlord for sucb purposes, as the case may be, and references to "approved" and "authorised" or words to similar effect mean (as the case may be) approved or authorised in writing by or on behalf of the Landlord, the Superior Landlord, Management Company (1), Management Company (2) or Management Company (3) or any other management company nominated and appointed by the Superior Landlord for such purposes, as the case may be. It is expressly agreed between the Landlord and the Lessee that the costs in applying for the consent of the Landlord, the Superior Landlord, Management Company (1), Management Company (2) or Management Company (3) or to any other management company nominated and appointed by the Superior Landlord shall be the responsibility of the Lessee up to the sum of€5,000 (including VAT and any outlays) in respect of each and every consent application made by the Lessee, subject to clause 4.12.5 below. It is further agreed that any costs in excess of the sum of€5,000 (including VAT and any outlays) in respect of each and every consent application made by the Lessee shall be shared between the Landlord and the Lessee on a 50:50 basis.

1.8	Any notice required or authorised to be served by this Lease shall be sufficiently served in the manner provided by clause 8.3 hereof.

1.9
The "1860 Act" and the "1881 Act" shall mean respectively the Landlord    and Tenant (Amendment) Act Ireland 1860 and the Conveyancing and Law of Property Act 1881, and amending or supplemental legislation including the Land and Conveyancing Law Reform Act, 2009 .

1.10
If any term or provision of this Lease shall be held to be illegal or unenforceable in whole or in part such term or provision shall be deemed not to form part of this Lease and the validity and enforceability of this Lease shall not otherwise be affected.

2.     RECITALS

The Landlord has agreed with the Lessee to grant to the Lessee a Lease of the

Demised Premises upon the terms and conditions herein contained.

3.     DEMISE, HABENDUM AND REDDENDUM

In consideration of the rents and covenants on the part of the Lessee hereinafter reserved and contained the Landlord hereby DEMISES unto the Lessee ALL THAT AND THOSE the Demised Premises TOGETHER WITH the easements, rights and privileges contained in the Second Schedule hereto EXCEPTING AND RESERVING the easements, rights and privileges as specified in the Third Schedule hereto TO HOLD the Demised Premises unto the Lessee for the Term YIELDING AND PAYING therefor unto the Landlord:

FIRST the Basic Rent to be paid by bankers standing order by equal quarterly payments in advance, the first such payment to be made on the Rent Commencement Date and thereafter on the Gale Days in every year of the Term;

SECOND as further and additional rent an amount equivalent to the Lessee's Proportion of the Estate Proportion of the Estate Insurance Rent payable by the Landlord pursuant to the provisions of the Superior Lease;

THIRD as further and additional rent an amount equivalent to the Lessee's Proportion of the Estate Proportion of the Estate Service Charge payable by the Landlord pursuant to the provisions of the Superior Lease;

FOURTH the Lessee's Proportion of the Demised Premises Insurance

Rent;

FIFTH as further and additional rent such sums as become payable pursuant to the provisions of clause 4.1.2 hereof;

SIXTH as further and additional rent the Lessee's Proportion of the sums as become payable pursuant to the provisions of clause 5.6 hereof.

all to be paid within twenty one (21) days of receipt of written demand by the Lessee, from the Landlord, the Superior Landlord or Management Company (I) as the case may be, and so that the first payment thereof will be made on the date hereof, save for the Basic Rent, the first payment of which is to be made on the Rent Commencement Date.

The initial amounts payable by the Lessee in respect of the Second, Third, Fourth and

Sixth items referred to above are set out in the Sixth Schedule to this Lease.

4.     LESSEE'S COVENANTS

The Lessee HEREBY COVENANTS with the Landlord, as follows:

4.1 To pay to the Landlord

4.1.1 Pay Rents

To pay to the Landlord the Basic Rent firstly reserved, and the various outgoings and payments secondly, thirdly, fourthly, fifthly, and sixthlyreserved and made payable at the times and in the manner aforesaid without any deduction and the reviewed rent

MHC-5665619-1

with effect from the Review Date following ascertainment in accordance with the provisions of the Fourth Schedule

4.1.2 Interest on Arrears

In the event that any of the rents or other sums reserved and payable pursuant to clause 4.1.1 are not paid within 21 days of receipt of written demand to pay interest on the amounts due at the rate of 5% per annum from the date of receipt of demand, to the date when payment is received by the Landlord.

4.2 Pay Outgoings

Punctually to pay and discharge all rates, taxes, assessments, duties, charges, impositions and outgoings whatsoever whether imposed by statute or otherwise and whether of a national or local character and whether in the nature of revenue which are now or may hereafter during the Term be assessed, charged or imposed upon the Demised Premises or upon or payable by the Landlord, the Lessee or any other lessee or occupier in respect of the Demised Premises except any tax (other than VAT or stamp duty payable by the Lessee pursuant to the provisions of this Lease) which is in respect of:

4.2.1 the rents receivable by any party under the terms of this Lease;

4.2.2	the grant of this Lease(but excluding VAT and stamp duty payable pursuant to the provisions of this Lease);

4.2.3	any dealing by any party with a reversion immediately expectant on the determination of the Term; and

4.2.4 any landlord's income, property or capital taxes.

It is agreed that the Lessee's Proportion of commercial rates for the Building amounts to €51,397.98for the calendar year 2011. The Lessee shall be responsible for the Lessee's Proportion of the commercial rates for the Building as and from the

Term Commencement Date, duly apportioned between the Landlord and the Lessee depending on when in the calendar year the Term Commencement Date occurs.

4.3     Pay for Services and Utilities

To pay all telephone, telegraphic and electronic charges and for all water, gas, electricity and other services available for the benefit of and/or consumed on or in respect of the Demised Premises by the Lessee during the Term and to comply with the requirements and regulations of the statutory authorities or other supply companies with regard to any Conduits, Machinery, Systems, Technical Utilities, Utilities or equipment relating to any such services (including sprinkler systems) within the Demised Premises and to indenmif)r the Landlord against any costs claims actions or demands directly arising from non-payment or breach thereof.

4.4    Comply with Enactments

To execute works and do all things on or in respect of the Demised Premises arising from any works proposed or carried out by the Lessee or arising from the Lessee's use, enjoyment and occupation of the Demised Premises or required by any Act or Acts of the Oireachtas now or hereafter to be passed or any bye-laws, orders, rules, notices and regulations thereunder and in particular but without prejudice to the generality of the foregoing to comply with all obligations imposed under or by virtue of the Planning Acts, the Building Control Act 1990, the Building Control Regulations 1991 to 2004, the Building Regulations
1997 to 2004, the Office Premises Act 1958, the Shop (Conditions of Employment) Acts 1938-1942, and the Fire Services Act 1981, and with all safety and fire regulations and all provisions relating to conditions of work and facilities provided for those working in the Demised Premises and at all times to indenmif)r, and keep indemnified the Landlord, from and against all penalties, damages, compensation, costs, claims, demands, expenses and liability directly arising in respect thereof or directly arising through a failure to comply with this subclause.

4.5     Repair and Maintain

4.5.1 To repair, maintain, and keep in good and substantial repair and condition and keep clean and tidy the whole of the Demised Premises (loss or damage by the Insured Risks excepted save where the policy or policies of insurance have been vitiated or where the insurance monieshave been withheld in part or in whole because of acts, neglects or defaults of the Lessee its servants or agents or because of any act, neglect or default of those (including such party's servants or agents) whom the Lessee permits to enter the Demised Premises;

4.5.2
To ensure that all Machinery, Systems and equipment, the Demised Premises Conduits and the Utilities exclusively serving the Demised Premises requiring servicing is serviced as and when required in accordance with prudent standards of practice (loss or damage by the Insured Risks excepted save where the policy or policies of insurance have been vitiated or where the insurance monies have been withheld in part or in whole because of acts neglects or defaults of the Lessee its servants or agents or because of any act, neglect or default of those (including such party's servants or agents) whom the Lessee permits to enter the Demised Premises);

4.5.3
At all times during the Term to make good any damage caused to the Demised Premises by the Lessee (fair wear and tear, and loss or damage by the Insured Risks excepted save where the policy or policies of insurance have been vitiated or where the insurance monies have been withheld in part or in whole because of acts neglects or defaults of the Lessee its servants or because of any act, neglect or default of those (including such party's servants or agents) whom the Lessee permits to enter the Demised Premises:);

4.5.4	To bear and pay one half of the costs of the repair and maintenance of all walls of the Demised Premises which are party walls (if any) (loss or damage by the Insured Risks excepted save where the policy or policies of insurance have been vitiated or where the insurance monies have been withheld in part or in whole because of acts neglects or defaults of the Lessee its servants or agents or because of any act, neglect or default of those (including such party's servants or agents) whom the Lessee permits to enter the Demised Premises:.

4.6     Paint

Without prejudice to the generality of the Lessee's obligations under the preceding clause 4.5, to prepare and paint or treat the interior of the Demised Premises as often as shall, in the reasonable opinion of the Surveyor, be necessary in order to maintain a high standard of finish.

4.7     Storage

Not to bring, keep, store, stack or lay out upon any areas not hereby demised, including, and in particular, the Estate Common Areas, any materials, equipment, plant, bins, trolleys, crates, cartons, boxes or any receptacle for waste or any other item which is unclean, unsightly or detrimental to the Estate or the Estate Common Areas, or the Demised Premises, and not to deposit or permit to be deposited any trolleys or any waste, rubbish or refuse on any areas not hereby demised save as permitted by the Landlord.

4.8     No Temporary Accommodation

Not to keep or store or permit or allow to be kept or stored on any areas not hereby demised any caravan or other moveable dwelling or portable or temporary accommodation and in particular (but without prejudice to the generality of the foregoing) not to deposit any refuse or other materials on any areas not hereby demised without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

4.9     Conveyancing Act Notices

To pay all proper and reasonable and vouched expenses (including solicitors'costs and surveyors'fees) which may be incurred by the Landlord, incidental to any notices or proceedings pursuant to the 1860
Act and the 1881 Act.

4.10 Yield Up

4.10.1 At the expiration of the Term quietly to yield up unto the Landlord the Demised Premises together with all additions and improvements made thereto in the meantime and all fixtures and replacement fittings (other than Lessees non fixed furniture and fittings) in or upon the Demised Premises or which during the Term may have been affixed or fastened to or upon the same and in such state and condition as shall in all respects be consistent with substantial performance by the Lessee of the covenants contained in clauses 4.5 and 4.6 and clean and tidy, save for any fair wear and tear on the Demised Premises and the Landlord's fixtures and fittings contained therein and to remove all Lessee's non-fixed furniture and fittings only prior to the expiration of the Term (except such fixtures and fittings as the Landlord agrees in writing may remain upon the Demised Premises) and after such removal to make good all damage to the Demised Premises caused by such removal;

4.10.2 If the Lessee shall fail to comply with the obligations on the Lessee's part contained in clauses 4.10.1 above then in such case the Landlord may do or effect all such repairs, renovations, decoration, removals, remedial works and cleaning and the cost of such works shall be paid by the Lesseeto the Landlord within 21 days of demand

4.11    Permit Entry and Works

For the purposes of the within clause 4.11, the Landlord and all persons authorised by them shall only be permitted to enter the Demised

Premises following the notice period provided below and strictly subject to the following conditions:

(i)     Any such entrant shall be accompanied by a representative of the

Lessee at all times;

(ii)	Such entry shall not cause any interruption to or disruption ofthe operations and business being carried on by the Lessee in the Demised Premises;

(iii)	Any such entrant shall be obliged to sign a non-disclosure agreement, in a form satisfactory to the Lessee, before entering the Demised Premises; and,
(iv)     The above parties shall not permit any competitors of the Lessee to enter the Demised Premises in any circumstances whatsoever.

'. '.

4.11.1 To permit the Landlord and all persons authorised by them on at least forty eight (48) hours prior written notice to the Lessee (except in case of emergency) at all reasonable times and where possible outside normal business hours to enter the Demised Premises or any part thereof to examine the state of repair, maintenance and condition thereof and for ascertaining whether the Lessee's covenants are being duly observed and performed AND the Lessee will within thirty (30) days of written notice being given by the Landlord, execute any repairs or other works lawfully required by such notice for which the Lessee is liable under the provisions hereof commencing and to do so within 3 months of the date of the service of such notice (or if in the reasonable opinion of the Landlord there is any emergency then within such lesser period as may be practicable but in such event without any significant delay) and thereafter proceeding with all due diligence to complete the works and in case the Lessee shall make default in so doing it shall be lawful for the workmen and others to be employed by the Landlord for such purposes by the Landlord to enter upon the Demised Premises (upon giving at least forty eight (48) hours previous notice to the Lessee except in the case of emergency) and repair and make good the same and all proper and reasonable and vouched expenses thereby incurred (including architects, surveyors and legal fees) shall be a debt recoverable from the Lessee by the Landlord;

4.11.2 To permit the Landlord, the Superior Landlord and all persons duly authorised by them upon giving at least forty eight (48) hours previous notice to the Lessee(except in case of emergency) to enter and remain for a reasonable time on the Demised Premises at all reasonable times and where practicable outside normal trading or business hours so far as may be necessary and with all necessary equipment, materials and tools but only for so long as may be reasonably necessary in order to examine, repair, strengthen, cleanse, maintain or rebuild any part of any adjoining or neighbouring premises belonging to the Landlord or to cleanse,     empty, repair or rebuild or construct any Conduits,Technical Utilities, Utilities or for the sole purpose of exercising the rights reserved to the Landlord in this Lease or the person or persons exercising such rights doing as little damage as may be necessary to the Demised Premises and causing as little disruption as practicable to the Lessee's business and making good any damage thereby occasioned to the Demised Premises (and/or the Lessee's fixtures, fittings, furniture, equipment and other contents therein) as expeditiously as possible to the reasonable satisfaction of the Lessee.

4.12No Alterations

4.12.1
Not to erect any new building or structure on the Demised Premises nor make any alterations or additions whatsoever to the Demised Premises without the prior consent in writing of the Landlord, such consent not to be unreasonably withheld or delayed or conditioned and in considering an application by the Lessee for consent to the erection of any new building or structure on the Demised Premises full account shall be taken of the fact that the erection of any new building or structure on the

Demised Premises must be strictly in accordance with the provisions of the Planning Acts and must take account of and have regard to the amenity of the owners and occupiers of adjoining Lettable Premises and that the Demised Premises should at all times be of an equally high standard, quality and tone to adjoining Lettable Premises and the Estate as a whole;
4.12.2 In respect of any works to the Demised Premises or any change of use of the Demised Premises, to comply substantially with the provisions of the Planning Acts, the Building Control Act 1990, and to furnish to the Landlord, within two (2) months of completion of the said works or change of use:
(i)     all applications for fire safety certificates; (ii)      all fire safety certificates issued;
(iii)     all planning permissions;

(iv) certificate(s) or opinion(s) of compliance (or exemption) by a member of the Royal Institute of Architects in Ireland, and if appropriate, by a member of the Association of Consulting Engineers of Ireland that all works comply with the Planning Acts, the Building Control Act 1990 and the Building Control Regulations
1991 to 2004, the Building Regulations 1997 to 2004 and that all such works and/or change of use have been carried out in substantial compliance with the plans lodged with the application for the fire safety certificate as amended by any conditions imposed by the planning authority;

4.12.3 Not to do or suffer in or upon the Demised Premises any wilful or voluntary waste or spoil;

4.12.4 Without prejudice to the rights granted to the Lessee in this Lease (including but not limited to those contained in the Second Schedule to this Lease) not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed or conditioned upon written application to the Landlord (such written application to include a detailed plan and specification) to install or retain outside of the Demised Premises any Machinery, Systems or equipment or apparatus of any kind whatsoever.

In the event that the Lessee intends to carry out alterations to the Demised Premises it shall write to the Landlord to request consent to the proposed alterations, and shall furnish all relevant plans and specifications as may be reasonably required by the Landlord. It shall then be a matter for the Landlord to obtain the consent of the Superior Landlord and any other third parties and the Landlord shall use its best endeavours to obtain such consent as soon as reasonably possible following receipt by the Landlord of the application for consent, and all relevant plans and specifications as may be reasonably required by the Landlord, from the Lessee.

If the Landlord has not responded in writing to the Lessee within a period of fourteen (14) days from the receipt by the Landlord of the application for consent to alterations from the Lessee, the consent to such alterations shall be deemed to have been furnished.

4.12.5

It is expressly agreed between the Landlord and the Lessee that the costs in applying for the consent of the Landlord, the Superior Landlord, Management Company (1), Management Company (2) or Management Company (3) or to any other management company nominated and appointed by the Superior Landlord shall be the responsibility of the Lessee up to the sum of €5,000 (including VAT and any outlays) in respect of each and every consent application made by the Lessee. It is further agreed that any costs in excess of the sum of €5,000 (including VAT and any outlays) in respect of each and every consent application made by the Lessee shall be shared between the Landlord and the Lessee on a 50:50 basis.
Furthermore, upon receipt of an application for consent from the

Lessee, the Landlord shall be obliged to obtain and furnish to the

Lessee an accurate estimate of the costs of the Landlord, Superior

Landlord, Management Company (1), Management Company (2) or Management Company (3) or to any other management company nominated and appointed by the Superior Landlord and any other relevant third party, in respect of a consent application by the Lessee. Such costs estimate must be approved by the Lessee in writing before any such costs are incurred.
For the avoidance of doubt, the Lessee shall not be responsible for any costs associated with any consents which the Landlord or the Lessee would be obliged to obtain if the Lessee agrees to take a lease of and/or carry out works on that part of the Building which does not form part of the Demised Premises. Any such costs will be the sole responsibility of the Landlord.
The provisions of the within clause 4.12.5 shall apply to any consents which the Lessee is obliged to obtain from the Landlord, the Superior Landlord Management Company (!), Management Company (2) or Management Company (3) or to any other management company nominated and appointed by the Superior Landlordor any third party pursuant to the terms of this Lease.

4.13     Alterations and Insurance

4.13.1 If, following completion of the Lessee's Works (as defined in the Agreement for Lease), any further alterations or additions to or within the Demised Premises which are carried out by the Lessee result in a variation of the reinstatement cost of the Demised Premises from the cost prior to such alterations or additions then in that event the Lessee shall pay any directly resulting increase in the insurance costs payable by the Landlord within twenty one (21) days of its receipt of an invoice from the Landlord's insurers.

4.13.2 To pay or reimburse to the Landlord any shortfall of insurance cover caused by failure to comply with the requirements in this clause 4.13.

4.14     Third Party Liability and Insurances

4.14.1 To maintain in force during the Term insurance in respect of the Demised Premises against liability to third parties or injury to or death of any person or damage to any property;

4.14.2 To produce to the Landlord on request the policy relating to the insurances specified in clause 4.14.1 and the receipt for the current premium;

4.14.3 To indenmify the Landlord in respect of any loss or damage which the Lessee is obliged to insure against pursuant to the provisions of this Lease.

4.15     Not to invalidate Insurance

4.15.1 Not by act or omission to do anything which may invalidate any insurance effected by the Lessee or the Landlord in respect of the Demised Premises, the Estate Retained Parts, the Industrial Park Retained Parts or of any other buildings in the Estate (including the Industrial Park) or which may directly cause any increased or additional premium to become payable by the Landlord;

4.15.2 to notify the Landlord in writing as soon as practicable of any damage caused to the Demised Premises by the Insured Risks or other event likely to lead to a claim on the insurance policies effected by the Landlord relating to the Demised Premises;

4.16     User

4.16.1 As an absolute and unqualified covenant and obligation on the part of the Lessee, not to use the Demised Premises or any part or parts thereof in breach of the terms and conditions of the Superior Landlord's Restrictive Covenant;

4.16.2 Subject to, and without prejudice to the Permitted Business and the terms and conditions of clause 4.17.1 hereof, not to use the Demised Premises or any part or parts thereof for any purpose other than the Permitted Business and for no other purpose or purposes whatsoever without the prior consent in writing of the Landlord, such consent not to be unreasonably withheld or delayed but in considering an application by the Lessee for change to the Permitted Business full account shall be taken of the fact that any change to the Permitted Business must not be in breach of the terms and conditions of the Superior Landlord's Restrictive Covenant and must be strictly in accordance with the provisions of the Planning Acts, that the Demised Premises forms part of the Estate at the time of the application by the Lessee for change to the Permitted Business, in which it is necessary and desirable for the well-being and prosperity of the Estateas a whole and of individual lessees and occupiers of other Lettable Premises that the nature of the Permitted Business carried on in the Estateand in the Demised Premises should be of an equally high standard, quality and tone and the Landlord shall accordingly be entitled to refuse its consent to any application by the Lessee for change to the Permitted Business and such refusal shall, notwithstanding anything herein contained or in the Landlord    and Tenant Acts, 1931-1994 or any statutory modification, variation or re-enactment thereof be deemed to be reasonable;

4.16.3 Without prejudice to clause 4.17.1 and clause 4.17.2 hereof, to be bound by the terms and conditions of the Superior Landlord's Restrictive Covenant in all respects as if the Lessee is a party to and executed the Superior Landlord's Restrictive Covenant as the covenantor;

4.16.4 Without prejudice to the Permitted Business, and without prejudice to the generality of clause 4.17.1, clause 4.17.2 and clause 4.17.3 hereof, the Lessee shall not use the whole or any part of the Demised Premises:

(i)    for any sale by auction;

(ii) for hanging, placing, depositing or exposing outside the Demised Premises any goods, articles or things for sale or other disposal or exhibition or for any display, equipment, paraphernalia or any other item or things whatsoever except as provided for in clause 4.18 below or as otherwise with the prior consent in writing of the Landlord, such consent not to be unreasonably withheld or delayed;;

(iii)    for any illegal or immoral purpose; or

(iv) for any offensive, disreputable, noisy or dangerous trade, business, pursuit or occupation.

4.17     Authorised Signs

The Lessee shall have the right to display its name and corporate signage on the building directory which is to be located in a prominent position on the Building and at the entrance to the Building, subject to obtaining all necessary planning permission, if required. The Lessee shall not otherwise place outside of the Demised Premises or on or inside the windows or other display area within the Demised Premises so as to be visible from outside the Demised Premises any notice, sign, or advertisement other than (and subject to the Lessee obtaining planning permission or any other statutory consent necessary and complying with the terms and conditions thereof) a suitable sign of a size and kind first approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed or conditioned) showing the Lessee's name.

4.18     No Liability

Not to do on, in or near the Estate and the Retai!Park any act or thing by reason of which the Landlord may under any statute incur or have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses.

4.19     Planning Acts

In relation to the Planning Acts:

4.19.1	To comply with all requirements under the Planning Acts which affect or relate to the Demised Premises or the Lessee's user thereof;

4.19.2
If and when called upon so to do to produce to the Landlord all such plans, documents and other evidence as the Landlord may reasonably require in order to satisfY itself that the provisions of this clause 4.19 have been complied with in all respects;

4.19.3 As soon as practicable to notifY the Landlord of any notice,

' .J order or proposal for a notice or order served on the Lessee in respect of the Demised Premises under the Planning Acts and if so required by the Landlord to produce the same and at the request of the Landlord to make or join in making such objections or representations in respect of any notice, order or proposal as the Landlord may reasonably require and the costs of the making or joining in the making of such objections or representations in respect of any notice, order or proposal shall be borne by the parties in proportion to their relative interests in the making of any such objections or representations in respect of any notice, order or proposal as aforesaid, but such costs shall not be borne by the Lessee.

4.19.4
Unless the Landlord shall otherwise direct to carry out before the expiration or sooner determination of the Term any works stipulated to be carried out to the Demised Premises by a date subsequent to such expiration or sooner determination of the Term as a condition of any planning permission that may have been granted during the Term to the Lessee and implemented in whole or in part by the Lessee;

4.20Environmental Laws and Obstruction of Conduits

In relation to the Environmental Laws:

4.20.1 to comply with all Environmental Laws which affect or relate to the Demised Premises or the Lessee's user thereof;

4.20.2 not to cause to be discharged into any Conduits (including the Demised Premises Conduits) serving the Demised Premises any Contaminant which will be corrosive or otherwise harmful, or cause obstruction to or deposit in the Conduits;

4.20.3 as soon as practicable to notify the Landlord of any notice, order or proposal for a notice or order served on the Lessee under the Environmental Laws and if so required by the Landlord to produce the same and at the request of the Landlord to make or join in making such objections or representations in respect of any notice, order or proposal as the Landlordmay reasonably require and the costs of making or joining in the making of such objections or representations in respect of any notice, order or proposal shall be borne by the parties in proportion to their relative interest in the making of any such objections or representations in respect of any notice, order or proposal as aforesaid, but such costs shall not be borne by the Lessee.

4.21    Nuisance

4.21.1 Without prejudice to the Permitted Business, not to do or bring or allow to be brought into or upon any part of the Demised Premises any matter or thing or install or use any machinery or apparatus of any nature which shall or may be or become a nuisance or cause damage to the Landlordor to the owners, lessees or occupiers for the time being of any other Lettable Premises or parts of the Estate, the Industrial Park, any other Park, or any other adjoining or nearby premises;

4.21.2 To pay to the Landlord all reasonable, proper and vouched costs, charges and expenses which may be incurred by it or for which it shall be liable for the abating of any nuisance on or arising from the Demised Premises and executing all such works as may be necessary for abating such a nuisance in obedience to a notice served by a local or public authority.

4.22Alienation

4.22.1 Not to assign, transfer, under-let or part with possession or occupation of the Demised Premises or any part thereof or suffer any person to occupy the Demised Premises or any part thereof as a licensee or as a concessionaire BUT SO THAT NOTWITHSTANDING the foregoing the Landlord shall (subject to compliance with the provisions of clause 4.23.2 hereof or such of them as may be appropriate) not unreasonably withhold or delay or condition its consent to an assignment, under-let, transfer, charging mortgaging or encumbering of the entire of the Demised Premises;

4.22.2 In the following clauses (i), (ii), (iii) and (iv) the word "assignment" shall include any assignment, transfer, under letting, parting with possession or occupation or the suffering of any person to occupy the Demised Premises as a licensee or concessionaire and the word "assignee" shall be construed accordingly:

(i) the Landlord and the Lessee agree that in the case of an assignment to a body corporate which does not have an established trading record satisfactory to the Landlord and which is established by audited accounts for each of the three years prior to the application for consent to assignment showing that the audited net profit of such body corporate was at least three times the aggregate of the Basic Rent, the Estate Insurance Rent, the Industrial Park Insurance Rent, Demised Premises Insurance Rent, the Estate Proportion and the Industrial Park Proportion or would not be an institutionally acceptable tenant on its own it shall be reasonable for the Landlord to require that either a parent or associate company or two (2) directors or two (2) sureties of standing satisfactory to the Landlord shall join in such consent as aforesaid as surety or sureties for such company in order to covenant (if more than one, jointly and severally) with the Landlord, as surety or sureties that such company will pay the Basic Rent, the Estate Insurance Rent, the Industrial Park Insurance Rent, Demised Premises Insurance Rent, the Estate Proportion and the Industrial Park Proportion and perform and observe the said covenants and indemnify the Landlord against all loss, damage, costs and expenses directly arising by reason of any default by the company and such covenants shall further provide in the usual form that any neglect or forbearance of the Landlord shall not release or exonerate the surety or sureties and shall further provide that if there should be a disclaimer of these presents by the company or a dissolution of the company then if so required by the Landlord within three months of such disclaimer or dissolution the surety or sureties shall accept a new lease of the Demised Premises for the residue then unexpired of the Term hereby granted and at the Basic Rent, Estate Insurance Rent, the Industrial Park Insurance Rent, Demised Premises Insurance Rent, Estate Proportion and Industrial Park Proportion payable and subject to the same tenant's covenants and to the same provisos and conditions as those in force immediately before such disclaimer or dissolution and such lease to be granted at the cost of the surety or sureties in exchange for a counterpart duly executed by the surety or sureties as the case may be;

(ii) the Lessee shall prior to any assignment apply in writing to the Landlord for consent thereto and give all information concerning the proposed assignee as the Landlord may require (including but without prejudice to the generality of the foregoing, audited accounts for the preceding three year period);

(iii) the Landlord's consent to any such assignment shall be given in writing under its seal;

(iv) in the case of an under-lease of the Demised Premises in accordance with the provisions of clause 4.23 hereof (and such under-lease shall reserve a rent not less than the then current open market rent then payable in respect of the Demised Premises)and if required by the Landlord the under-lessee shall enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rent hereby reserved) and conditions herein contained and every such under-lease shall also be subject to the following conditions, that is to say that it shall contain:

(a) an unqualified covenant on the part of the under-lessee not to assign, under-lease or part with or share the possession of part only of the premises thereby demised;

(b) a covenant on the part of the under-lessee not to assign, under-let or part with or share the possession of the whole or part of the premises thereby demised without obtaining the previous consent in writing of the Landlord such consent not to be unreasonably withheld or delayed or conditioned;

(c) a covenant, condition or proviso under which the rent reserved by the under-lease shall be reviewed at the same time and in the same manner as provided in this Lease;
(d) a covenant, condition or proviso under which the rent from time to time payable under such under-lease shall not be less than the open market rentfor the premises proposed to be sub-leased;

(e) a covenant that any under-leases granted out of such under-lease, whether immediately or mediately, shall contain provisions similar to those hereinbefore in this sub-clause 4.23(iv) contained;
(f) covenants and conditions in the same terms as nearly as circumstances admit as those contained in this Lease;

(g) a covenant that any under-lessee shall not acqmre rights under the provisions of the Landlord and Tenant Acts (as amended);

(v)	AND it is hereby declared that in this sub-clause 4.23.2 the expression "under-lease" shall include an under-

letting as well (in an appropriate case) as a sufferance of any person to occupy the Demised Premises as licensee or as concessionaire and the expression "under-lease" shall be construed accordingly;

(vi) within one (1) calendar month of every such assignment or under-letting the Lessee shall give notice thereof in writing with particulars to the Landlord's solicitors and shall furnish them with a certified copy of such instrument or other evidence of devolution of title and shall pay to the solicitors for the Landlord their reasonable, proper and vouched costs in connection with such assignment or underletting;

(vii) the total amount of any assignments permitted under this clause shall not exceed two (2) so that at any one time there shall not be more than three (3) separate entities occupying the Demised Premises;

4.22.3 PROVIDED ALWAYS AND IT IS HEREBY EXPRESSLY AGREED AND DECLARED that without prejudice to any other grounds on which the Landlord may or might be entitled to refuse its consent under this clause 4.22 it shall be subject to the over-riding condition that the Landlord shall be entitled and it shall be reasonable for the Landlord to refuse its consent to any such proposed assignment, transfer, under-letting or parting with the Demised Premises or the sufferance of any person to occupy the Demised Premises or any part thereof as a licensee or concessionaire if(and in the following clauses (i), (ii) and (iii) the word "assignment" shall be deemed to include any assignment,    transfer, under-letting, mortgaging, charging, encumbering, parting with possession or occupation or the suffering of any person to occupy the Demised Premises as a licensee or concessionaire        and the word "assignee"shall be construed accordingly):

(i)	in the case of a proposed under-lease or under-letting the Lessee fails to satisfy the Landlord that the provisions of sub-clause
4.22.2(iv) have been fully complied with; or

(ii)	there is a failure to perform or observe any of the foregoing provisions of this clause 4.22;

(iii)	subject to sub-clause (a) of this clause 4.22.3 (iii), the assignment/sublease would result in an immediate Section
97(l)(d) Termination. Prior to any permitted assignment/sublease of the Demised Premises the Lesseeshall notify the Landlord in writing prior to such proposed assignment/sublease of the Demised Premises indicating the name and address of the proposed assignee/sub-lessee in order that the Landlord can establish and confirm to the Lessee whether the proposed assignee/ sub-lessee is or is not connected with the Landlord within the meaning of Section 97(3) of the VAT Act, AND

(a) in the event of the proposed assignee/sublessee being so connected and the assignment/sublease of the Demised Premises or any part thereof would result in an immediate Section 97(1)(d) Termination, the Lessee may prior to such assignment/sublease of the Demised Premises or any part thereof pay or procure the payment to the Landlord, or agree to keep the Landlord indemnified in respect of an amount equal to the Capital Goods Adjustment arising for the     Landlord as a result of such Section 97(1)(d) Termination, in which case it shall not be reasonable for the Landlord to withhold consent to the assignment/sublease. For the avoidance of doubt, the Landlord's and the Lessee's tax advisors shall endeavour to agree the level of such

Capital Goods Adjustment m advance of any assignment/sublease of the Demised Premises or any part thereof, but in the event of failure to do so the written opinion including relevant computations of the Landlord's tax advisors shall, save in the case of manifest error, be taken as conclusive evidence for these purposes as to the amount so payable.

4.22.3 As a pre-condition to any assignment, transfer underletting, holding in trust, parting with possession or other disposal of the Demised Premises, upon any such assignment, transfer, underletting, or parting with possession or other disposal of the Demised Premises ensure that such assignee transferee, underlessee or other disponee enters into a direct covenant with the Landlord to perform and observe all of the covenants and conditions contained in this Lease, including, but without prejudice to the generality of the foregoing, to use the Demised Premises for the Permitted Business;

4.22.4 As a precondition to any valid assignment, transfer, underletting, or other disposal of the Demised Premises, not to assign, underlet, hold on trust, or otherwise dispose of the Demised Premises to any person who does not upon or before such assignment, transfer underletting, holding in trust, or other disposal of the Demised Premises become registered as a member of any management company nominated and appointed for such purposes by the Landlord;

4.22.5 It is agreed that in circumstances where the proposed assignment or sub lease or licence or sharing of possession is to a Group Company of the Lessee (and PROVIDED ALWAYS that the proposed assignment shall not breach the provisions of clause 4.23.2 (vii) or 4.23.3 (iv) that it shall be sufficient for the Lessee to notify the Landlord of the proposed assignment and Landlord consent shall not be required. The term Group Company shall have the same meaning as related company in the Companies (Amendment) Act, 1990.

4.23     Make Good Loss and To Pay Landlord's Costs and Expenses

4.23.1 To pay to the Landlordall reasonable, proper and vouched costs, charges and expenses (including legal, architect's and surveyors costs) which may be incurred byit :

(a) Subject to the provisions of clause 4.12.5 of this Lease, upon or incidental to every application made by the Lessee for a consent, approval or licence herein required or made necessary whether the same be granted or refused or proffered subject to any lawful qualifications or conditions or whether the application be withdrawn;

(b) In or in contemplation of any proceedings against the Lessee under Section 14 of the 1881 Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord, or the Lessee has been relieved under the provisions of the said 1881 Act);

(c) Of and incidental to only the preparation and service of all notices and schedules relating to any material breach of the Lessee's covenants herein contained during the Term whether as to repair and decoration of the Demised Premises or otherwise.

4.23.2
To indemnify the Landlord and make good all losses, damages, costs and expenses sustained by the Landlord directly resulting from any material breach by the Lessee or any underlessee of the Lessee of any covenant or condition herein contained.

4.24 Indemnity

To indemnify and keep indemnified the Landlord against all and any losses, expenses, costs, claims, demands, damages and other liabilities whatsoever in respect of the injury or death of any person or damage to any property arising directly out of or from:

4.24.1 any breach of the Lessee's obligations to repair the Demised Premises and any alterations and works carried out or in the course of being carried out thereto by the Lessee;

4.24.2 the Lessee's use and occupation of the Demised Premises;

4.25Not to Impede Services

Not to do or permit or suffer to be done upon the Demised Premises anything which impedes or prevents the Landlord, the Superior Landlord, Management Company (1) or any other management company nominated and appointed for such purposes by the Superior Landlord from carrying out the maintenance and services to be provided by the Landlord, the Superior Landlord, Management Company (1) or any other management company nominated and appointed for such purposes by the Superior Landlord.

4.26Vehicular Traffic and Car Parking

To comply with all reasonable regulations and directions made as the Landlord, or, at the request of and by the direction of the Landlord, Superior Landlord, Management Company (1) or any other management company nominated and appointed for such purposes by the Landlord, as the case may be, may from time to time make or give for the orderly convenient and proper management of the Estate but excluding the external areas within the Demised Premises (including the Estate Common Areas), the Industrial Park (including the Industrial Park Common Areas) and any other Park for the regulation of vehicular car parking and traffic and pedestrian traffic in, to, from and within the same. Without prejudice to the generality of the foregoing, the Lessee shall not park or allow or cause or suffer to be parked by the Lessee or its employees any vehicles on any part of the Estate, and in particular, but without prejudice to the generality of the foregoing, any part of the Estate Common Areas and any common areas (including car parking areas) within a Park save in those car parking areas and spaces allocated for such purposes, and with the express written permission of the Landlord, the Superior Landlord, the Management Company (1) or any other management company nominated and appointed for such purposes by the
Superior Landlord, and the Lessee hereby covenants with the Landlord,
I !
'
the Superior Landlord, Management Company (1) and any other

management company nominated and appointed for such purposes by the Superior Landlord to direct its employees, suppliers, workmen and other such persons providing services to the Lessee for the benefit of the Demised Premises to park in those car parking spaces allocated for such purposes, and with the express written permission of the Landlord, the Superior Landlord, Management Company (I) and any other management company nominated and appointed for such purposes by the Superior Landlord, as the case may be.

4.27     s

tamp Duty

To pay the stamp duty upon this Lease and on the Counterpart thereof.

4.28Value Added Tax

4.28.1 The Landlord hereby notifies and confirms to the Lessee that the Landlord has exercised its option to tax in accordance with the provisions of Section
97 (1) (c) of the VAT Act ("the Option to Tax")

4.28.2 Subject to receipt of a valid VAT invoice, the Lessee shall pay to the Landlord any VAT which is now or may become payable in respect of the Basic Rent, the Estate Insurance Rent, the Demised Premises Insurance Rent, the Estate

Proportion of the Estate Service Charge and any such other rents fees and other sums payable by the Lessee to the Landlord in pursuance of this Lease.

4.28.3 At any time during the Term the Landlord may terminate the Option to Tax in respect of this Lease and where the Landlord does so the Landlord may thereafter from time to time and at all times during the Term again exercise the Option to Tax the Basic Rent, the Estate Insurance Rent, the Demised
Premises Insurance Rent, the Estate Proportion of the Estate Service Charge
' I
and other rents fees and other sums payable by the Lessee under this Lease by giving notice to the Lessee pursuant to Section 97 (1) (c) (ii) of the VAT Act and where such notice (and as often as the same may be given) is given to the Lessee the Lessee hereby covenants thereafter to pay the Landlord any VAT payable in respect of the Basic Rent, the Estate Insurance Rent, the Demised Premises Insurance Rent, the Estate Proportion of the Estate Service Charge and any such other rents fees and other sums payable by the Lessee to the Landlord in pursuance of this Lease.

4.29Registration of Company

Where the Lessee is a company to comply with all statutory requirements necessary to ensure that the Lessee remains on the register of companies.

4.300bservance of Lessee Covenant in the Superior Lease.

To observe and perform the Lessees covenants and conditions in the Superior Lease (other than the covenant for payment of rent, the covenant to effect buildings insurance, in respect of the Demised Premises and the covenant to construct and complete the laundry facility on the Demised Premises) as if they had been expressly incorporated into this Lease and so as to operate independently between the Landlord and the Lessee as they do between the Superior Landlord and the tenant of the Superior Lease. However, in the event of a covenant or condition or provisiOn m the Superior Lease conflicting with a covenant or condition or provision in this Lease, it is expressly agreed that the covenant or condition or provision in this Lease shall take priority.

5.     LANDLORD'S COVENANTS

The Landlordhereby covenants with the Lessee in the manner following that is to say:

5.1     Quiet Enjoyment

That so long as the Lessee pays the Basic Rent, the Estate Insurance Rent, the Demised Premises Insurance Rent, the Estate Proportion of the Estate Service Charge and any other sums hereby reserved and made payable and substantially observes and performs the Lessee's covenants and conditions contained in this Lease the Lessee may hold and enjoy the Demised Premises and the rights hereby granted peaceably during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord or by title paramount.

5.2     VAT

5.2.1	To provide VAT invoices in accordance with the VAT Act to the Lessee in respect of the amount or amounts of VAT payable by the Lessee to the Landlord in pursuance of the Lease.

5.2.2 In the event of an amount being or becoming due under clause

4.22.3(iii)(a), the Landlord shall furnish the Lessee with a calculation of the sums due thereunder signed by the Landlord's tax advisors.

5.2.3 If the Lessee shall pay the Landlord any sum hereunder by way of payment or indemnity against any Capital Goods Adjustment and the Landlord is entitled to receive a refund or credit from the Revenue Commissioners or any third party by way of payment, credit or otherwise ("Tax Credit"), the Landlord shall use its reasonable endeavours to procure such Tax Credit. On receipt of any such Tax Credit, the Landlord shall immediately notifY the Lessee in writing and shall ensure that the amount of such Tax Credit or the benefit of such Tax Credit is passed to the Lessee in a timely manner. For the avoidance of doubt, where theLesseewhich paid the Capital Goods Adjustment to which the Tax Credit relates has disposed of its interest under this Lease prior to the Landlord's recovery of the Tax Credit, the Tax Credit shall be payable by the Landlord to the Lesseewhich actually paid the Capital Goods Adjustment to the Landlord and shall not be payable to the Lesseeat the time the Landlord recovered the Tax Credit and the Landlord shall be obliged to notifY the Lessee which actually paid the Capital Goods Adjustment in writing and shall ensure that the amount of such Tax Credit or the benefit of such Tax Credit is passed to the Lessee which actually paid the Capital Goods Adjustment in a timely manner.

5.3     Insurance of Demised Premises

To insure all parts of the Demised Premises and the Building including fixtures (other than Lessee's and trade fixtures) and other structures thereon in the full reinstatement cost thereof against loss or damage by any of the Insured Risks and in respect of public liability, commensurate with market practice and covering demolition costs, debris removal, site clearance expenses, architects and other fees in relation to the re instatement of the Demised Premises and all other matters which a prudent property owner would deem appropriate to insure against and to produce to the Lessee the evidence of insurance in respect thereof, to arrange to obtain from the insurers a waiver of subrogation rights in favour of the Lessee.

5.4     Reinstatement of Demised Premises

'-- J

In the event of the Demised Premises or any part thereof being destroyed or damaged by any of the Insured Risks so as to render the Demised Premises or the means of access thereto unfit for use and occupation then to cause all insurance money (other than for loss of rent or in respect of property owner's liability) received by the Landlord to be applied in reinstating the Demised Premises as quickly as is reasonably practicable in substantially the same form and I or with such variations as the Landlord may reasonably require and as may be required by the relevant planning authority PROVIDED HOWEVER that the Landlord shall not be obliged to reinstate the Demised Premises under this sub-clause if the policy or policies of insurance has or have been vitiated or avoided or where the insurance monies have been withheld in part or in whole because of acts, neglect or defaults of the Lessee, its servants or agents or those (including such party's servants or agents) whom the Lessee allows to come onto the Demised Premises (other than the Landlord, the Superior Landlord, Management Company (I) and any other management company nominated and appointed for such purposes by the Superior Landlord)AND PROVIDED FURTHER that in the event of the Landlord being unable to reinstate the Demised Premises within a period of two (2) years from the date of such destruction or damage, whether due to termination of the Superior Lease or otherwise, substantially in accordance with its existing plan and elevation due to refusal of planning or other approvals, consents or licenses,both the Lesseeand the Landlord shall have the option of terminating this lease on giving to the other party at least one (I) month's notice of their intention to do so, whereupon all insurance money received by the Landlord shall become the property of the Landlord absolutely.

5.5Superior Lease Covenants

To observe and perform all of the lessee covenants and conditions in the Superior Lease.

5.5.1	To pay the rents reserved by the Superior Lease at the times aud in the manner therein prescribed aud to observe aud comply with the Jessee covenauts contained in the Superior Lease; aud

5.5.2
To use all reasonable endeavours to enforce the covenauts contained in the Superior Lease on the part of the Superior Laudlord, Mauagement Compauy (1), Mauagement Compauy (2), Mauagement Compauy (3) aud auy mauagement compauy nominated aud appointed for such purposes by the Superior Laudlord.

5.6Retained Parts of Folio 6404L

5.6.1 Subject to the Lessee discharging such reasonable, proper and vouched sums as are required by the Landlord pursuant to clause 3 to repair, maintain and (where necessary replace) and keep clean and tidy such parts of Folio 6404L as do not form part of the Demised Premises including without prejudice to the generality of the foregoing, the Building (including all structural parts) of which the Demised Premises forms part, all roads, footpaths, parking areas, common areas,kerbs, grass margins, boundary walls, drains, sewers aud auy conduits, and fences, gates, gardens and lighting installations.

5.6.2
The Laudlord shall rectify auy matter pertaining to Access for People with Disabilities which may arise from a Disability Access Certificate (DAC) for the Demised Premises audlor the Building aud which otherwise would have been required under Part M- Building Regulations 2000.

5.6.3
Should radon levels in the Building be shown to be above the legal recommended limits, subject to testing aud reporting by the Lessee, the Laudlord shall carry out all works necessary to reduce radon levels to below the legal recommended limit.

5.6.4 The Landlord shall maintain and repair the Building core and shell regularly and shall conduct annual inspections to review structural and weatherproofing integrity. The Building core and shell will include the elevator shaft (but not the elevator itself), interior structural walls, exterior walls & structure, roof, and wall parapets where they adjoin with the roof.

5.6.5
The Landlord will provide and maintain the necessary mains and conduits and infrastructure to bring all necessary utilities to the Demised Premises and the Building including but without limitation, water, sewerage, gas and electricity (including gas and electricity used to heat and cool the Demised Premises and the Building or to provide for kitchen equipment).

5.6.6	The Landlord shall maintain and repair the Building roof regularly and shall conduct annual roof inspections to review the integrity of the roof, including the waterproofing thereof.

5.6.7
If and when a third party takes possession (by way of lease, licence or other agreement with the Landlord) of that part of the Building which does not include the Demised Premises, the Landlord will modify the gas mains distribution system and equipment within the Building and surrounding area so as to provide a separate metered gas supply to the Demised Premises and other areas within the Building occupied by third parties without any interruption to the gas supply to the Lessee and/or the operations of the Lessee, save the minimum interruption that may be necessary solely for the purposes of the utility provider connecting the new system.

5.6.8
If and when a third party takes possession (by way of lease, licence or other agreement with the Landlord) of that part of the Building which does not include the Demised Premises, the Landlord will modify the water mains distribution system and equipment within the Building and surrounding area so as to provide a separate metered water supply to the Demised Premises and other areas within the Building occupied by third parties without interruption to the water supply to the Lessee and/or the operations of the Lessee, save the minimum interruption that may be necessary solely for the purposes of the utility provider connecting the new system.

6.     GUARANTOR'S COVENANTS

The Guarantor HEREBY COVENANTS with the Landlord, as a pnmary obligation, as follows:

6.1     Covenant and Indemnity

That the Lessee or the Guarantor shall at all times during the Term (including any continuation or renewal of this Lease) duly substantially perform and observe all the covenants on the part of the Lessee contained in this Lease, including the payment of the rents and all other smns payable under this Lease in the marmer and at the times herein specified and all smns which may be due to the Landlord for mesne rates or as payment for the use and occupation of the Demised Premises and the Guarantor hereby indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly out of any default by the Lessee in the substantial performance and observance of any of its material obligations or the payment of any rent and other smns arising before or after the expiration or termination of this Lease.

6.2    Joint and Several Liability

That the Guarantor is jointly and severally liable with the Lessee (whether before or after any disclaimer by a liquidator, examiner or the Official Assignee) for the fulfilment of all the obligations of the Lessee under this Lease and agrees that the Landlord, in the enforcement of its rights hereunder may proceed against the Guarantor as if the Guarantor was named as the Lessee in this Lease, save that the Landlord must proceed against the Lessee in the first instance prior to proceeding against the Guarantor.

6.3     Postponement of Claims

That the Guarantor will not claim in any liquidation, bankruptcy, composition or arrangement of the Lessee in competition with the Landlord and will remit to the Landlord the proceeds of all judgements and all distributions it may receive from any liquidator or Official Assignee of the Lessee and will hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Lessee whilst any liabilities of the Lessee or the Guarantor to the Landlord remain outstanding

6.4     Postponement of Participation

That the Guarantor is not entitled to participate in any security held by the Landlord in respect of the Lessee's obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Lessee or the Guarantor to the Landlord under this Lease have been performed or discharged.

6.5     Release

That none of the following, or any combination thereof, releases, determines, discharges or in any way lessens or affects the liability of the Guarantor as principal debtor under this Lease or otherwise prejudices or affects the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

6.5.I any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any part of the rents or the other amounts required to be paid by the Lessee or in enforcing the performance or observance of any of the obligations of the Lessee under this Lease;

6.5.2 any refusal by the Landlord to accept rent tendered by or on behalf of the Lessee at a time when the Landlord is entitled (or would after the service of a notice under Section 14 of the 1881 Act have been entitled) to re-enter the Demised Premises;

6.5.3     any extension oftime given by the Landlord to the Lessee;

6.5.4	any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord's reversion;

6.6     Disclaimer or Forfeiture

That:

6.6.1    if

(i)

(ii) (iii) (iv)

a liquidator, examiner or Official Assignee shall disclaim repudiate or surrender this Lease;
this Lease shall be forfeited;
the Lessee shall repudiate this Lease; or the Lessee shall cease to exist.

THEN the Guarantor shall, if the Landlord by notice in writing given to the Guarantor within three months after such disclaimer or other event so requires, accepts from and execute and deliver to the Landlord a new Lease of the Demised Premises subject to and with the benefit of this Lease (if the same shall still be deemed to be extant at such time) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants, conditions and provisions (other than clause 6) as are contained in this

Lease;

6.7    Benefit of Guarantee

That this guarantee enures for the benefit of the successors and assigns of the

Landlord under this Lease without the necessity for any assignment thereof.

6.8     Jurisdiction

6.8.1
The Guarantor irrevocably agrees that the Courts of Ireland are to have jurisdiction to settle any disputes which may arise out of or in counection with this Agreement and that accordingly any proceedings (referred to in this clause as the "Proceedings") arising out of or in connection with this Deed may be brought in such Courts.

6.8.2
The Guarantor hereby designates, appoints and empowers the Lessee (or such other address in Ireland as the Guarantor may notify to the Landlord) to accept service of process in such jurisdiction in any Proceedings and the Guarantor agrees that failure to give notice of such service of process to the Guarantor shall not impair or affect the validity of such service or any judgment based on it.

6.8.3
The Guarantor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the Courts of Ireland and any claim that any such Proceedings have been brought in an inconvenient forurnand further irrevocably agrees that a final and un-appealable judgment in any such Proceedings brought in such Courts shall be conclusive and binding upon it.

6.8.4
Nothing contained in this clause shall limit the right of the Landlord to take action against the Guarantor in any court of competent jurisdiction nor shall the taking of Proceedings by the Landlord against a party in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

6.9     Registration of Company

That the Guarantor will comply with all statutory requirements necessary to ensure that the Guarantor remains on the register of companies in the jurisdiction in which the Guarantor is incorporated.

7. SUPERIOR LANDLORD'S RESTRICTIVE COVENANT

The Lessee, so that this acknowledgment and covenant on the part of the Lessee shall be binding upon the Lessee's successors in title and mortgagees, hereby COVENANTS AND ACKNOWLEDGES with the Landlord and acknowledges, the Superior Landlord and Management Company (I) and to the intent that this acknowledgment and covenant shall also be for the benefit of Management Company (2), Management Company (3) and any other management company to be nominated and appointed by the Superior Landlord for the purposes set out in this Lease, that the Lessee shall be bound by the terms and conditions of the Superior Landlord's Restrictive Covenant in all respects as if the Lessee has also executed the Superior Landlord's Restrictive Covenant in favour ofDunnes Stores and to the intent that the Lessee shall not be entitled to apply to the Landlord, the Superior Landlord, Management Company (1), Management Company (2), Management Company (3) or any other management company to be nominated and appointed for such purposes by the Superior Landlord, for a change to the Permitted Business which would in any way be in breach of and contravene the terms and conditions of the Superior Landlord's Restrictive Covenant.

8. OPTION TO SURRENDER

8.1 Subject to the remaining provisions of this clauseS the Lessee shall have the option to surrender this Lease on the fifth anniversary of the Term Commencement Date ("the Option Date");

8.1.1
The Lessee shall serve notice in writing on the Landlord ("the Notice") not Jess than twelve (12) monthsprior to the Option Date that the Lessee is exercising the option to surrender this Lease on the Option Date and in this regard, time shall be of the essence;

8.1.2
The Basic Rent, Estate Proportion of the Estate Insurance Rent, the Estate Proportion of Estate Service Charge, the Demised Premises Insurance Rent and any other sums payable pursuant to the terms of this Lease shall have been paid in full up until the Option Date and the Lessee has substantially complied with the covenants and conditions contained in the Lease;

8.1.3    The Lessee shall deliver up to the Landlord full vacant possession of the

Demised Premises on or prior to the Option Date;

8.1.4	The Lessee shall continue to be responsible for all rents and outgoings payable on foot of this Lease up to and including the Option Date;

8.1.5
In the event of the Lessee exercising this option, the Landlord shall be entitled during the period of 3 months prior the Option Date to enter upon the Demised Premises and to fix and retain without interference upon any suitable part or parts thereof (but not in any position likely to interfere with the user of the Demised Premises) a notice board for re-letting or disposing of the same and not to remove or obscure the same and to permit all persons by order in writing of the Landlord orit's agents to view the Demised Premises at all reasonable hours in the daytime without interruption provided that the Lessee has been given at least forty eight (48) hours prior notice in writing;

8.1.6
The Lessee shall on or prior to the Option Date deliver to the Landlord the original of this Lease together with all related title documentation (including a release or discharge of all mortgages, charges and other encumbrances over the interest of the Lessee in this Lease, whether registered or not) and shall as beneficial owner deliver duly executed and stamped a transfer or surrender of this Lease and (if applicable) shall procure the cancellation of its registration in the Land Registry;

8.1.7 In the event of the Lessee who first entered into this Lease assigning its interest (in accordance with the provisions of this Lease) to any third party which is not a Group Company of the Lessee, the provisions contained in this clause shall not apply to such unconnected third party or any subsequent successors in title thereto;

8.1.8	In the event of the Lessee failing to substantially comply with any of the foregoing conditions relating to the surrender the Lessee shall not be entitled to exercise the said option to surrender;

8.1.9	Subject to the receipt by the Tenant of a valid VAT invoice from the Landlord,the Lessee shall discharge any VAT liability arising on the surrender;

8.1.10 The Lessee shall be responsible for any Stamp Duty exigibleon a Deed of

Surrender executed pursuant to this option; and

8.1.11 Any such termination contemplated by this clause shall be without prejudice any antecedent breach by either the Landlord or the Lessee of any of their respective covenants herein contained.

9     AGREEMENTS AND DECLARATIONS

PROVIDED ALWAYS AND IT IS HEREBY EXPRESSLY AGREED AND DECLARED as follows:

9.1The 1860 Act

In case the Demised Premises or any part thereof shall be destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment by, for or from any of the Insured Risks specified herein the Lessee hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the 1860 Act or otherwise.

9.2Suspension    of    Basic    Rent,    Service    Charges    and    Insurance

Contributions

If the Demised Premises or any part thereof or the means of access thereto shall at any time be destroyed or damaged by any of the Insured Risks so as to render the Demised Premises or part thereof, or the access thereto, unfit for occupation or use and the relative policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy monies refused in whole or in part in consequence of any act, neglect or default on the part of or suffered by the Lessee the rent and all service charges, insurance contributions and other outgoings then payable pursuant to the provisions of this Lease or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable until a date two (2) years after the date any damage was first sustained or until such time as appropriate reinstatement shall have taken place (whichever is the earlier). In the event that reinstatement or re-building has not been completed within two(2) years of the date of destruction or damage as the case may be and the Lease is not otherwise terminated the Landlord or the Lessee may at any time after the expiry of that period on service of one(!) monthprior written notice given to the other party determine this Lease but without prejudice to any claim by either party against the other in respect of any antecedent breach.

9.3No Warranty

It is hereby acknowledged that the Landlord does not give any warranty or confirmation that the Permitted Business is a user which is permitted to be carried on in the Demised Premises or any part thereof by the Planning Acts or any other statutory or other local authority requirements.

9.4No Waiver

The demand for and the acceptance of the Basic Rent, the Estate Insurance Rent,the Industrial Park Insurance Rent, the Demised Premises Insurance Rent, the Estate Proportion of the Estate Service Charge and the

Industrial Park Proportion of the Industrial Park Service Charge by the Landlord, or by the Landlord's managing agents shall not constitute and shall not be construed to mean a waiver of any of the covenants on the part of the Lessee herein contained and the penalties attached to the non performance thereof.

9.5Rights Granted
I
I I
For the avoidance of doubt the parties agree that any rights granted by the Landlord to the Lessee pursuant to the provisions of this Lease shall inure for the benefit only of the Demised Premises.

9.6Forfeiture

Notwithstanding and without prejudice to any other remedies and powers herein contained or otherwise available to the Landlord if the Basic Rent, the Estate Insurance Rent, the Industrial Park Insurance Rent, the Demised Premises Insurance Rent or the respective service charges hereby reserved or any part thereof shall be unpaid for 21 days after or if any covenant on the Lessee's part herein contained shall not be substantially performed or observed or if the Lesseeor the Guarantor being a company shall be dissolved or enter into liquidation whether compulsory or voluntary (save for the purpose of reconstruction or amalgamation) or suffer a receiver or examiner to be appointed to it or shall enter into an arrangement or composition with its creditors) or being an individual or more than one individual any one of them shall become bankrupt or shall enter into composition with his or their creditors or if the Lesseeor the Guarantor shall suffer any distress or execution to be levied on its goods then and in any of the said cases it shall be lawful for the Landlord at any time thereafter to re-enter the Demised Premises or any part thereof in the name of the whole and thereupon this demise shall absolutely be determined but without prejudice to any right of action or remedy of either party in respect of any antecedent breach of the covenants herein contained.

9.7Cost of Superior Landlord's Consent

Subject to the provisions of clause 4.12.5 of this Lease, if the Lessee does or proposes to do an act, matter or thing which requires the consent of the Superior Landlord, Management Company (1), Management Company (2), Management Company (3) or any management company nominated and appointed by the Superior Landlord for the purposes specified in the Superior Lease the costs in applying for any such consents shall be the responsibility of the Lessee up to the sum of €5,000 (including VAT and any outlays) in respect of each and every consent application made by the Lessee. It is agreed that any costs in excess of the sum of €5,000 (including VAT and any outlays) in respect of each and every consent application made by the Lessee shall be shared between the Landlord and the Lessee on a 50:50 basis.

9.8 Withholding of Superior Landlord's Consent

The Landlord is not to be treated as unreasonably withholding consent in any matter where the consent of the Superior Landlord, Management Company (1), Management    Company    (2), Management    Company    (3)     or     any management company nominated and appointed by the Superior Landlord for the purposes specified in the Superior Lease under the Superior Lease is required and is not forthcoming, provided the Landlord has made all reasonable efforts to obtain the consent of the Superior Landlord, Management Company (1), Management Company (2), Management Company (3) or any
management company nominated and appointed by the Superior Landlord.

! ;    10.     APPLICABLE LAW

10.1	This Lease shall in all respects be governed by and interpreted in accordance with the Jaws ofireland.

10.2
Any dispute arising between the parties to this Lease in connection with the Demised Premises shall be referred to arbitration and reference shall be made in accordance with the Arbitration Act 2010 , to a single arbitrator agreed between the Landlord and the Lessee, or in the absence of agreement nominated by the President for the time being of the Law Society of Ireland or the person for the time being authorised to act on his behalf, on the application of either the Landlord or the Lessee.

10.3 If the arbitrator appointed or nominated under sub-clause 10.2 shall die or decline to act, the President for the time being of the Law Society of Ireland or the person for the time being authorised to act on his behalf, may on the application of either the Landlord or the Lessee discharge the arbitrator and appoint another in his place.

11.    NOTICES

11.1
Any demand or notice required to be made, given to, or served on any party to this Lease under this Lease shall be duly and validly made, given or served if addressed to the relevant party (and, if there shall in either case be more than one of them, then to any one of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail, or sent by email, facsimile or other mode of electronic transmission addressed (in the case of a company) to its registered office, or (in the case of an individual) to its last known address; and

11.2
Any notice sent by prepaid or registered post shall be deemed to have been duly served at the time of actual delivery. In the case of any notice served personally such notice shall be deemed to have been duly served on delivery. In the case of any notice being served by email, facsimile or other mode of electronic transmission such notice shall be deemed to have been duly served upon transmission.

12.    CONSTRUCTION

The paragraph headings shall not affect in any way the construction of this

Lease.

13.    ASSENT

The Landlord hereby assents to the registration of this Lease as a burden on Folio

64041County Galway.

IT IS HEREBY FURTHER CERTIFIED that Section 53 (Lease combined with Building Agreement for Dwelling House/Apartment) of the Stamp Duties Consolidation Act 1999 does not apply to this Instrument.

IT IS HEREBY FURTHER CERTIFIED that the consideration (other than rent) for this Lease is wholly attributable to property which is not residential property.

. i
: \

FIRST SCHEDULE Part 1 - the Estate
ALL THAT AND THOSEthe lands, hereditaments and premises situate at and known as Galwaywest Business and Retail Park, Rahoon in the County of Galway, being the lands comprised in Folio 24398 Co Galway and the lands hereditaments and premises known as "Brooklawn House", Rahoon, Galway being all of the lands comprised in Folio 63856F of the Register of Freeholders County Galway, and the present boundaries of which are shown for identification purposes only edged green on "Plan No. I (Estate Plan)" annexed to the Superior Lease

Part 2 - the Demised Premises

ALL THAT AND THOSEthe lands, hereditaments and premises forming part of Galwaywest Business and Retail Park, situate in the Townland of Rahoon, Barony of Galway and County of Galway and as more particularly delineated in red on the map or plan annexed hereto being part of the lands comprised in Folio 6404L of the Register of Leaseholders County GalwayAND INCLUDING:-

1.	the internal plaster surfaces and finishes of all structural or load bearing walls and columns therein or which enclose the same, but not any other part of such walls and columns;

2. the entirety of all non-structural or non-load bearing walls and columns therein;

3.	the inner half severed medially of the internal non-load bearing walls (if any) that divide the same from other parts of Folio 6404L County Galway;

4.
the floor finishes thereof save that the lower limit of the Demised Premises shall not extend to anything below the floor finishes except that raised floors and the cavity below them shall be included;

5. the ceiling finishes thereof, including all suspended ceilings (if any) and light fittings save that the upper limit of the Demised Premises shall not extend to anything above the ceiling finishes except that the cavity above any suspended ceilings shall be included;

6.	all window frames and window furniture and all glass in the windows and all doors, door furniture and door frames;

7.	all sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein and all fire fighting equipment and hoses therein;

9. all Media therein and exclusively serving the same.

10. Those parts of the Demised Premises which are outside of the Building including the parking areas.

SECOND SCHEDULE

Rights Granted to the Lessee

I ',

The easements rights and privileges granted to the Landlord pursuant to the provisions of the Superior Lease to the extent only that the Landlord is entitled to grant the same such easements right and privileges to be enjoyed in common with the Landlord the Superior Landlord, the Registered Owner, Management Company (1) Management Company (2) Management Company (3) and any other management company nominated and appointed by the Superior Landlord for the purposes specified in the Superior Lease from time to time and all others who have or may hereafter be entitled to exercise the like rights.

The right to install, repair, maintain, replace and operate a generator on the Adjoining Property to service the Demised Premises, and the right to lay, install, repair, maintain, replace, the necessary cables, pipes and other conduits over such parts of the Adjoining Property as are necessary so as to connect the generator to the Demised Premises and the right to carry electrical current through the cables, pipes and other conduits on the Adjoining Property in order to provide an electrical supply from the generator to the Demised Premises.In the event of unavailability of the electrical service, the Lessee shall have a right to immediately use its generator and, in the event the unavailability of such electrical service is attributable to Landlord's negligence or willful action, the Landlord shall be responsible for any and all costs associated with the use of such generator due to unavailability of electric service attributable to the Landlord's negligence or willful action.

The right to access the roof of the Building at all reasonable times for the installation of antennas, satellite dishes or mechanical equipment necessary for the Lessee's data or communication system serving the Demised Premises. The location and installation of such equipment shall be subject to the Lessee obtaining the Landlord's prior consent, which consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the Lessee shall have an unconditional and unfettered right to access the roof of the Building for the purposes of inspecting, servicing and maintaining HVAC systems, and the consent of the Landlord or any third party shall not be required in respect of such access.

The right to use the route coloured yellow within the area outlined in blue on the map annexed to this Lease as a means of escape in the case of fire or other emergency in the Demised Premises, the Building or the Retained Lands.

PROVIDED that neither the Lessee nor the Demised Premises shall obtain or acquire by virtue of the grant of tills Lease any easements rights of way, rights, profits, liberties, privileges and advantages (whether the same would be implied by law or otherwise) in respect of or appertaining or appurtenant to the Demised Premises beyond those granted to the Landlord under the Superior Lease save such as are specifically and expressly hereby granted.

In exercising any of the foregoing rights the Lessee shall and cause as little disruption as practicable to any business carried on the Adjoining Property and making good any damage occasioned to the Adjoining Property as a direct result of an act of the Lessee as expeditiously as possible to the reasonable satisfaction of the Landlord

TIDRD SCHEDULE Exceptions and Reservations

EXCEPTING AND RESERVING unto the Landlord,the tenants and occupiers of that portion of Folio 6404L not forming part of the Demised Premises, the Superior Landlord, the Management Company (1), Management Company (2), and Management Company (3) and any other management company nominated and appointed by the Superior Landlord for the purposes specified in the Superior Lease, the tenants, servants, agents, contractors, licensees and workmen of the Landlord, the Superior Landlord, Management Company (1), Management Company (2), and Management Company (3) and any other management company to be nominated and appointed for the purposes specified in the Superior Lease and all others authorised by them all rights, easements and privileges reserved unto all or any of them pursuant to the provisions of the Superior Lease together with the following:

I.	The free and uninterrupted passage and running of the Services through the Media which are now, or may at any time during the Tenn be in, on, under, or passing through or over the Demised Premises;

2.
The right, at all reasonable times upon at least forty eight (48) hoursprior notice to the Lessee except in cases of emergency, to enter (or, in cases of emergency or after the giving of reasonable notice during the Lessee's absence, to break and enter) the Demised Premises in order to:

2.1     inspect, cleanse, maintain, repair, connect, remove, lay, renew, relay,

replace with others, alter or execute any works whatever to or in connection with the Media and any other services;

2.2
execute repairs, decorations, alterations and any other works and to make installations to the Demised Premises or the Adjoining Property or to do anything whatsoever which the Landlord may or must do under this Lease;

2.3
see that no unauthorised erections additions or alterations have been made and that authorised erections additions and alterations are being carried out in accordance with any consent given herein and any permission or approval granted by the relevant local authority.

PROVIDED THAT the Landlord or the person exercising the foregoing rights shall cause as little inconvenience as possible to the Demised Premises and the business of the Lessee and shall make good, without delay, any damage thereby caused to the Demised Premises and/or the Lessee's equipment, contents, fixtures and fittings contained therein;

3.
The right to erect scaffolding for the purpose of repairing or cleaning the Building and any building now or hereafter erected on the Adjoining Property or in connection with the exercise of any rights mentioned in this Schedule notwithstanding that such scaffolding may temporarily (but not materially) interfere with the proper access to or the enjoyment and use of the Demised Premises.

4.	The rights of light, air, support, protection and shelter and all other easements and rights now or hereafter belonging to or enjoyed by the Adjoining Property.

5.    The air space over and the ground below the Demised Premises.

6.
Full right and liberty at any time hereafter to raise the height of, or make any alterations or additions or execute any other works to any buildings on the Adjoining Property, or to erect any new buildings of any height on the Adjoining Property in such a manner as the Landlord or the person exercising the right shall think fit notwithstanding the fact that the same may obstruct, affect or interfere with the amenity of, or access to, the Demised Premises or the passage of light and air to the Demised Premises but not so that the Lessee's use, enjoyment and occupation thereof is materially affected;

7.
The right, subject to recompensing the Lessee for any damage caused thereby, to build on or into any boundary or party wall of the Demised Premises and, after giving not less than twenty-one days prior written notice, to enter the Demised Premises to place and lay in, under or upon the same such footings for any intended party wall or party structure with the foundations therefore as the Landlord shall reasonably think necessary and for such purpose to excavate the Demised Premises along the line of the junction between the Demised Premises and Adjoining Property and also to keep and maintain the said footings and foundations, and shall make good, without delay, any damage thereby caused to the Demised Premises and/or the Lessee's equipment, contents, fixtures and fittings contained therein;

8.
The right to enter the Demised Premises (in times of emergency or during fire drills) for the purpose of obtaining access to, or using, any of the fire escapes or routes of escape whether or not in existence at the date hereof and shall make good, without delay, any damage thereby caused to the Demised Premises and/or the Lessee's equipment, contents, fixtures and fittings contained therein.

For the purposes of the within Third Schedule, the Landlord,the tenants and occupiers of that portion of Folio 6404L not forming part of the Demised Premises, the Superior Landlord, the Management Company (1), Management Company (2), and Management Company (3) and any other management company nominated and appointed by the Superior Landlord for the purposes specified in the Superior Lease, the tenants, servants, agents, contractors, licensees and workmen of the Landlord, the Superior Landlord, Management Company (1), Management Company (2), and Management Company (3) and any other management company to be nominated and appointed for the purposes specified in the Superior Lease and all others authorised by them,shall only be permitted to enter the Demised Premises following a notice period of at least forty eight (48) hours and strictly subject to the following conditions:

(i)     Any such entrant shall be accompanied by a representative of the

Lessee at all times;

(ii)	Such entry shall not cause any interruption to or disruption of the operations and business being carried on by the Lessee in the Demised Premises;

(iii)	Any such entrant shall be obliged to sign a non-disclosure agreement, in a form satisfactory to the Lessee, before entering the Demised Premises; and,

(iv)	The entrants shall not permit any competitors of the Lessee to enter the Demised Premises in any circumstances whatsoever.

FOURTHSCHEDULE

Provisions as to Rent Review

1
For the purpose of this Schedule it is hereby agreed that the expression "open market rent" means the annual rent which might be expected to be paid in respect of the Demised Premises as between a willing landlord and a willing tenant (which expression shall for the avoidance of doubt include the Lessee) in the open market without any fine or premium for a term of years certain equal to the Term with full vacant possession at the commencement of such term and on the supposition (if not a fact) that the Lessee has complied with all obligations herein imposed on it(without prejudice to any of their rights or remedies in regard thereto) such lease being on the same terms and conditions (other than as to amount of rent but including provision for reviews as contained in this Schedule) as this present Lease and disregarding (so far as may be permitted by law) all restrictions whatsoever relating to the recovery of rent contained in any statute or orders rules or regulations thereunder and any directions thereby given relating to any method of determination of rent AND assuming:

(a)     that the Demised Premises are in the same condition as at the date of the

Agreement for Lease and are ready for use as an industrial building;

(b) in the event that the Demised Premises or any part thereof have been destroyed or damaged that the same have been fully restored and made good;

(c) that no work has been carried out to the Demised Premises which has diminished its rental value;

(d) that the definition of "Permitted Business" in this Lease shall be amended by any change in the Permitted Business by the Lessee in accordance with the provisions hereof in respect of either the entire or any part or parts of the Demised Premises so that the definition of "Permitted Business" as aforesaid shall, following any such change in the Permitted Business by the Lessee as aforesaid, shall be the new use in respect of the Demised

Premises or any part or parts thereof.

2     But Disregarding

(a)    any effect on rent of the occupation of the Demised Premises for the

Permitted Business;

(b)    any effect on rent of the occupation of the Demised Premises by the

Lessee and any goodwill attaching thereto on;

(c)	any effect on rent of any works on the Demised Premises carried out by the Lessee at the Demised Premises;

[ j

3     The Basic Rent payable under this Lease shall be reviewed as at the Review

Dateto:

3.1    Open market rent; or

3.2
the Basic Rent payable prior to the Review Date as adjusted in line with the change in the Consumer Price Index (CPI) (or such index replacing same) as issued by the Central Statistics Office in Ireland during the five (5) year period commencing on the Term Commencement Date and ending on the Review Date ;

3.3
the rent payable following such review may be fixed at an amount which is less than, greater than or the same as the amount of rent payable immediately prior to the Review Date, but it is expressly agreed between the Landlord and the Lessee that the reviewed rent shall not be increased or decreased by more than 20% of the Basic Rent payable prior to the Review Date.

4
If by a date one (I) month before the particular Review Date or such extended period as may be agreed by the Landlord and Lessee the Landlord and the Lessee shall not have agreed the rent as at the particular Review Date then in that event the Landlord or the Lessee may at any time thereafter (and after as well as before the particular review date) require the rent to be determined on the basis aforesaid by an independent Chartered Surveyor appointed in accordance with the provisions of this clause who shall act as an arbitrator in accordance with the provisions of the Arbitration Act, 2010. The independent Chartered Surveyor shall be nominated by the Landlord and the Lessee as soon as is reasonably practicable or in default of agreement within twenty eight (28) days of one party first giving the other notice of its nomination he shall be appointed on the written application of either party by the President for the time being of the Society of Chartered Surveyors Ireland. If the independent Chartered Surveyor shall fail or refuse to accept his appointment or shall fail to give notice in writing of his decision to act within four weeks of his appointment or shall die or otherwise become incapable of acting or if it shall become apparent that for any reason he will be unable to complete his duties the Landlord or the Lessee if they fail to agree on a substitute appointment within four weeks of attempting so to do may apply to the President for the time being of the Society of Chartered Surveyors Ireland for such a substitute to be appointed AND such procedure may be repeated as many times as necessary. Where the appointment of the independent Chartered Surveyor is (or is in the event of a dispute between the parties) to be the President for the time being of the Society of Chartered Surveyors Ireland THEN if the said President shall for any reason not be available or be unable to make such appointment at the time of application therefore the appointment may be made by his duly appointed deputy or any person authorised by him to make appointments on his behalf and if no such person shall be available then the appointment shall be made by the Vice President or next senior officer of the said Society then available and able to make such appointment AND if no such officer of the Society shall be so available and able to make such appointment then the appointment will be made by the President for the time being of the Law Society of Ireland. The fees and expenses of the independent chartered surveyor shall be in his award and he shall act as an arbitrator in accordance with the provisions of the
: I     Arbitration Act, 2010.

5	The independent Chartered Surveyor shall be entitled to have cognisance of all evidence of rents for comparable premises

6
In the event of the rent of the Demised Premises not having been agreed or determined prior to the Review Date for any reason whatsoever then in respect of the period of time (hereinafter called "the interval") beginning with theReview Date and ending on the Gale Day immediately following the date of such agreement or determination the Lessee shall pay to the Landlord in manner hereinbefore provided rent at the yearly rate payable immediately before theReview Date PROVIDED THAT at the expiration of 21 days immediately following such agreement or determination there shall be due as a debt payable by the Lessee to the Landlord (or to the Landlord by the Lessee, as the case may be) a sum of money equal to the amount whereby the Basic Rent at the yearly rate so agreed or determined (duly apportioned on a daily basis) for the period of the interval shall exceed (or fall short as the case may be) of the Basic Rent paid in respect of the said interval together with interest on that further sum at the rate of
8% per annum:

(a) computed on so much of that sum as would have been payable on the relevant review date if the revised rent as at the relevant review date had then been agreed or determined for the period from the Review Date until the date of such payment; and

(b) computed on so much (if any) of that sum as would have been payable on any Gale Day subsequent to the Review Date if the revised rent as at such Review Date had then been agreed or determined for the period from such Gale Day until the date of such payment.

7
Where at any review date there are in force any statutory provisions, (whether brought into effect by Act of Parliament or Act of the Oireachtas or statutory instrument or regulations or howsoever which restrict the right of the Landlord to have the Basic Rent reviewed in accordance with clause 3 above then at the Review Date the rent shall be subject to such review as is possible having regard to the relevant restrictions then in force (as the case may be) but immediately on the date when such restrictions cease to have force or effect either in whole or in part then:

(a) if the said restrictions cease to have force and effect in whole or in part and permit the Basic Rent to be reviewed as at the original review date then the rent will be reviewed in accordance with clause 3 above as at the Review Date;

(b) if the said restrictions shall cease to have force and effect in whole or in part but shall only permit increase or decrease or review of the Basic Rent from the date when the said restrictions cease to have force and effect (or the date when the said restrictions are relaxed) or at some other date then specified then the Basic Rent will be reviewed in accordance with clause 3 above but so that the Review Date for the purposes of that clause shall be taken to be the said date on which the restrictions cease to have force and effect (or the date when the said restrictions are relaxed) or such other date as aforesaid;

(c) if the said restrictions shall cease to have force and effect in part at some particular date then the provisions of clauses 8(a) or 8(b) above shall have effect and as and when the said restrictions are again relaxed in whole or in part so as to permit further review and each and every time that the said restrictions are relaxed clauses (a) or (b) above shall have effect;

And in any event (for the purposes of this clause 8) clause 7 shall also apply as regards payment of the arrears of any increase (if any) in rent and payment of rent pending agreement of rent payable from review so far as it is permitted in law.

FIFTH SCHEDULE

"Superior Landlord's Restrictive Covenant"

The following is the text of the Superior Landlord's Restrictive Covenant entered into by the Superior Landlord with Dunnes Stores relating to the Dunnes Stores Unit which forms part of the Retai!Park within the Estate and is the subject matter of a lease granted by the Superior Landlord in favour of Dunnes Stores:

"the Superior Landlord hereby covenants with the Lessee so as to bind the Superior Landlord, its successors and assigns and all tenants, sub-tenants, occupiers, users, licencees and invitees at any time of Lettable Premises within the Retail Park or any part thereof, except the Demised Premises for the protection and benefit of the Lessee and of the Demised Premises and every part thereof and to the full extent permitted by law:

8.1.1
not to demise on a first-letting basis only any other Lettable Premises within the Retail Park measuring in excess of two hundred (200) square metres in accordance with the Measuring Code with an authorised use or permitted use as a grocery store and/or supermarket PROVIDED ALWAYS that the agreement herein shall be limited to and no longer be enforceable on the happening of any of the following:

(i)     the expiration of a period of fifteen (!5) years from the Term

Commencement Date;

(ii) where the Lessee ceases to keep the Demised Premises open for trade during the Permitted Hours save where necessary maintenance and repairs, lock-out, strike (notified to the Superior Landlord);

(iii) the Lessee ceases to use the Demised Premises for the Permitted Use in accordance with the terms of this Lease;

(iv) of the primary users of supermarket/food hall by the Lessee in accordance with the terms and conditions of this Lease, but in any event, for any period of in excess of twenty four (24) weeks (other than for reasons of force majeure) shall at any time be discontinued in respect of any area not less than L_] square meters;

(v) if the primary user of the department store/drapery store shall at any time be discontinued by the Lessee in accordance with the terms and conditions of this Lease, but in any event, for a period in excess of twenty four (24) weeks, in respect of any area not less than L_J square meters;

(vi) if the Lessee assigns the Demised Premises in accordance with the terms and conditions of this Lease;

8.1.2
Subject to the terms and conditions of clause 8.1.1 hereof, the covenants and agreements set out in clause 8.1.1 hereof shall continue to apply unless and until the Superior Landlord is required to terminate the covenants and agreements as set out in clause 8.1.1 hereof by reason of Statute or Order from a court of competent jurisdiction (including any order of a court of competent jurisdiction or order or requirement of a statutory authority arising out of any application or proceedings or other action instituted or taken by any owner, lessee, tenant, licencee or occupier of any Lettable Premises against the Superior Landlord, the Registered Owner, Management Company (I) or Management Company (2) seeking a declaration or other similar order that the Superior Landlord and/or the Registered Owner and/or Management Company (I) and/or Management
; \    Company (2) is/are unreasonably withholding its/their consent to a change of the
' !
permitted user of such lettable premises) or any other competent statutory authority PROVIDED ALWAYS that the Superior Landlord, the Registered Owner, Management Company (1) and Management Company (3) shall not be liable to the Lessee for any damages, losses, costs and expenses incurred by the Lessee arising out of and in connection with (and whether directly or indirectly) the termination or variation of the covenants and agreements as set out in clause
8.1.1 hereof arising out of and by reason of any statute or order from a Court of

Competent Jurisdiction or any other competent statutory authority.

8.1.3
Not to initiate or cause to be initiated on the Superior Landlord's behalf any application or proceedings to any court of competent jurisdiction or other statutory authority the objective or which application and/or proceedings is to terminate, limit or otherwise waive any of the covenants and agreements set out in clause 8.1.1 hereof and on the part of the Superior Landlord to be performed and observed."

SIXTH SCHEDULE

"Initial amounts payable by the Lessee in respect of the Second, Third, Fourth and Sixth items referred to atclause 3 of this Lease"

Gross Building Area	65,553	sq.ft.
Demise to Lessee	47,B80	sq.ft.
Lessee's Proportion	73.04%

Landlords share of Estate	6.28%
Estate Service Charge	€40,764.17	For y/e 30/06/2012
Landlords share	€2,559.99	"

ITEM	TOTAL p.a.	lessee's Proportion	Notes
I. Estate Insurance Rent	-	-	Included in 2.
2. Estate Service Charge(including Estate Proportion of the Estate Insurance Rent and Estate Proportion of the Estate Service Charge)	€2,559.99	€1,869.82	For y/e 30/06/2012
3. Demised Premises Iosurance Rent	€13,209.75	€9,648.42	For year 2011
4. Sums as become payable pursuant to the provisions of clause 5.5 of this Lease	€2,164.00	€1,580.59	For year 2011 .
TOTAL ANNUAL COSTS FOR LESSEE		€13,098.83

IN WITNESS whereof the parties hereto have hereunto executed these presents the day and year first herein WRITTEN.

SIGNED as a DEED and DELIVERED
by SEAMUS DESMOND
acting by his lawful attorney Richard Neville

In the presence of:

Witness's signature:

Witness's Name (block capitals):
Witness's Occupation:

Witness's Address:

SIGNED as a DEED and DELIVERED
by DENIS O'CALLAGHAN
acting by his lawful attorney Richard Neville
In the presence of: Witness's signature:
Witness's Name (block capitals):
Witness's Occupation:
Witness's Address:

The COMMON SEAL of
ZENJMAX ONLINE IRELAND LIMITED
was affixed to this DEED and this DEED
was DELIVERED

Witoess's signatore:

Director

Witness's Name (block capitals):    Tom Da
Solicitor
Witness's Occupation:    Mason Hayes + Curmn
Solicitors
Witness's Address:    South Bank House
Barrow Street, DubUn 4,

Director/!laerela!y

Executed as a DEED by
ZENJMAX ONLINE STUDIOS LLC
acting by its President and Secret

in the presence of:     So1 •
•

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